Execution Version

ADECOAGRO S.A.
as Issuer
ADECO AGROPECUARIA S.A.
PILAGÁ S.A.
L3N S.A.
ADECOAGRO VALE DO IVINHEMA S.A.
ADECOAGRO URUGUAY S.A.
as Subsidiary Guarantors
and
THE BANK OF NEW YORK MELLON
as Trustee, Registrar, Transfer Agent
and Paying Agent
______________________________
INDENTURE
Dated as of July 29, 2025
______________________________
U.S.$500,000,000
7.500% SENIOR NOTES DUE 2032

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TABLE OF CONTENTS
Page
SECTION 1.01    Definitions    1
SECTION 1.02    [Reserved]    27
SECTION 1.03    Rules of Construction    27
Article 2 The Notes    29
SECTION 2.01    Form and Dating    29
SECTION 2.02    Execution and Authentication    29
SECTION 2.03    Registrar and Paying Agent    29
SECTION 2.04    Paying Agent to Hold Money in Trust    30
SECTION 2.05    Holders Lists    31
SECTION 2.06    Transfer and Exchange    31
SECTION 2.07    Replacement Notes    31
SECTION 2.08    Outstanding Notes    32
SECTION 2.09    Temporary Notes    32
SECTION 2.10    Cancellation    33
SECTION 2.11    CUSIP Numbers and ISINs    33
SECTION 2.12    Issuance of Additional Notes    33
Article 3 Redemption    34
SECTION 3.01    Notices to Trustee    34
SECTION 3.02    Notice of Redemption    34
SECTION 3.03    Effect of Notice of Redemption    35
SECTION 3.04    Deposit of Redemption Price    35
SECTION 3.05    Optional Redemption    35
SECTION 3.06    Optional Tax Redemption    36
SECTION 3.07    Open Market Purchases    37
Article 4 Covenants    38
SECTION 4.01    Performance of Obligations under the Notes    38
SECTION 4.02    Reports    38
SECTION 4.03    Limitation on Indebtedness    39
SECTION 4.04    Limitation on Restricted Payments    42
SECTION 4.05    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries    46
SECTION 4.06    Limitation on Sales of Assets    48
SECTION 4.07    Limitation on Transactions with Affiliates    50
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SECTION 4.08    Repurchases at the Option of the Holders Upon Change of Control Repurchase Event    52
SECTION 4.09    Limitation on Liens    53
SECTION 4.10    Limitation on Sale and Leaseback Transactions    53
SECTION 4.11    Maintenance of Corporate Existence    54
SECTION 4.12    Maintenance of Properties    54
SECTION 4.13    Compliance with Applicable Laws    54
SECTION 4.14    Permitted Lines of Business    54
SECTION 4.15    Payment of Taxes and Other Claims    54
SECTION 4.16    Appointment of the Trustee    55
SECTION 4.17    Maintenance of Books and Records    55
SECTION 4.18    Maintenance of Office or Agency in the State of New York    55
SECTION 4.19    Statement as to Compliance; Notices of Certain Events    55
SECTION 4.20    Singapore Listing    56
SECTION 4.21    Additional Amounts    56
SECTION 4.22    Guarantees by Significant Subsidiaries    58
SECTION 4.23    Payments and Paying Agents    59
SECTION 4.24    Ranking    60
SECTION 4.25    Further Actions    60
Article 5 Consolidation, Merger, Conveyance, Sale or Lease    60
SECTION 5.01    Consolidation, Merger, Conveyance, Sale or Lease    60
Article 6 Defaults and Remedies    62
SECTION 6.01    Events of Default    62
SECTION 6.02    Other Remedies    65
SECTION 6.03    Collection Suit by Trustee    65
SECTION 6.04    Trustee May File Proofs of Claim    66
SECTION 6.05    Priorities    66
SECTION 6.06    Undertaking for Costs    66
SECTION 6.07    Waiver of Stay or Extension Laws    66
Article 7 Trustee    67
SECTION 7.01    Duties of Trustee    67
SECTION 7.02    Rights of Trustee    68
SECTION 7.03    Individual Rights of Trustee    70
SECTION 7.04    Trustee’s Disclaimer    70
SECTION 7.05    Notice of Defaults    70
SECTION 7.06    Compensation and Indemnity    70

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SECTION 7.07    Replacement of Trustee    71
SECTION 7.08    Successor Trustee by Merger    72
SECTION 7.09    Eligibility; Disqualification    72
SECTION 7.10    [Reserved]    73
SECTION 7.11    Appointment of Co-Trustee    73
Article 8 Discharge of Indenture; Defeasance    74
SECTION 8.01    Satisfaction and Discharge of Liability on Notes    74
SECTION 8.02    Application of Trust Money    75
SECTION 8.03    Repayment to Company    75
SECTION 8.04    Reinstatement    75
SECTION 8.05    Defeasance    75
Article 9 Amendments    76
SECTION 9.01    Without Consent of Holders    76
SECTION 9.02    With Consent of Holders    77
SECTION 9.03    Revocation and Effect of Consents and Waivers    78
SECTION 9.04    Notation on or Exchange of Notes    79
SECTION 9.05    Trustee to Sign Amendments    79
Article 10 Note Guarantees    79
SECTION 10.01    Guarantees    79
SECTION 10.02    Guarantee Unconditional    79
SECTION 10.03    Discharge; Reinstatement    80
SECTION 10.04    Waiver by the Subsidiary Guarantors    80
SECTION 10.05    Subrogation and Contribution    80
SECTION 10.06    Stay of Acceleration    81
SECTION 10.07    Limitation on Amount of Guarantee    81
SECTION 10.08    Execution and Delivery of Guarantee    81
SECTION 10.09    Release of Subsidiary Guarantor    81
Article 11 Release of Covenants    82
SECTION 11.01    Release of Covenants    82
Article 12 Miscellaneous    83
SECTION 12.01    Notices    83
SECTION 12.02    [Reserved]    85
SECTION 12.03    Certificate and Opinion as to Conditions Precedent    85

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SECTION 12.04    Statements Required in Certificate or Opinion    85
SECTION 12.05    When Notes Disregarded    85
SECTION 12.06    Rules by Trustee, Paying Agents and Registrar    85
SECTION 12.07    Legal Holidays    85
SECTION 12.08    Governing Law    86
SECTION 12.09    Successors    86
SECTION 12.10    Multiple Originals    86
SECTION 12.11    Table of Contents; Headings    86
SECTION 12.12    Consent to Jurisdiction; Appointment of Agent to Accept Service of Process    86
SECTION 12.13    Waiver of Jury Trial    87
SECTION 12.14    Regarding the Paying Agent    88
SECTION 12.15    FATCA    88

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Rule 144A/Regulation S Appendix
Exhibit 1 to Rule 144A/Regulation S Appendix    Form of Note
Exhibit 2 to Rule 144A/Regulation S Appendix    Form of Regulation S Transfer Certificate
Exhibit 3 to Rule 144A/Regulation S Appendix    Form of Rule 144A Transfer Certificate
Exhibit A    Form of Additional Note Guarantee
Exhibit B    Form of Offer Letter

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INDENTURE dated as of July 29, 2025 among ADECOAGRO S.A. a joint stock corporation (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (the “Issuer” or the “Company”); ADECO AGROPECUARIA S.A., a corporation (sociedad anónima) incorporated under the laws of Argentina, upon and as from acceptance of the Offer Letter (as defined below) under its terms; PILAGÁ S.A., a corporation (sociedad anónima) incorporated under the laws of Argentina, upon and as from acceptance of the Offer Letter under its terms; L3N S.A., a corporation (sociedad anónima) incorporated under the laws of Argentina, upon and as from acceptance of the Offer Letter under its terms; ADECOAGRO VALE DO IVINHEMA S.A., a company (sociedade por ações) incorporated under the laws of Brazil; and ADECOAGRO URUGUAY S.A., a corporation (sociedad anónima) incorporated under the laws of Uruguay; and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”), registrar (the “Registrar”), paying agent (the “Paying Agent”) and transfer agent (the “Transfer Agent”).
Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s U.S.$500,000,000 aggregate principal amount of 7.500% Senior Notes due 2032 (the “Initial Notes”), and any Additional Notes (as defined below), of substantially the tenor hereinafter set forth:
Article 1

Definitions and Incorporation by Reference
Section 1.01Definitions.
“Acceptance Letter” has the meaning ascribed to such term in the Offer Letter.
“Acquired Indebtedness” means Indebtedness of a Person existing at the time the Person merges with or into or becomes a Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Subsidiary.
“Additional Amounts” has the meaning given to it in Section 4.21.
“Additional Assets” means:
(1)any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;
(2)the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or
(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
“Additional Notes” has the meaning given to it in Section 2.12.

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“Advance Transaction” means an advance from a financial institution involving either (a) a foreign exchange contract (ACC – Adiantamento sobre Contrato de Câmbio) or (b) an export contract (ACE – Adiantamento sobre Cambiais Entregues). For the avoidance of doubt, Advance Transactions will not be deemed to be transactions secured by receivables.
“Affiliate Transaction” has the meaning given to it in Section 4.07.
“Affiliates” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Appendix” has the meaning given to it in Section 2.01.
“Argentina” means the Republic of Argentina.
“Argentine Subsidiary Guarantors” means Adeco Agropecuaria S.A., Pilagá S.A. and L3N S.A.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary outside the ordinary course of business, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
(1)any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);
(2)all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or
(3)any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, provided, however, that Asset Disposition will not include:
(a)a disposition by a Restricted Subsidiary to the Company or another Restricted Subsidiary or by the Company to a Restricted Subsidiary;
(b)a Permitted Investment or a Restricted Payment that does not violate Section 4.04;
(c)the disposition of assets in any fiscal year of the Company with a Fair Market Value not to exceed U.S.$20.0 million in the aggregate (or the equivalent thereof at the time of determination)(with unused amounts in any fiscal year being carried over to the next succeeding fiscal year, provided that such disposition shall not exceed U.S.$40.0 million in any fiscal year);

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(d)a disposition of obsolete equipment or other obsolete assets or other property which is no longer useful for the Company or any Restricted Subsidiary in the ordinary course of business;
(e)the disposition of all or substantially all of the assets of the Company in a manner permitted under Article 5;
(f)the disposition of assets in a Sale-Leaseback Transaction, in a manner permitted under Section 4.10;
(g)the Incurrence of any Lien permitted under Section 4.09;
(h)the issuance of Disqualified Stock permitted under Section 4.03;
(i)any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(j)sales, transfers or other dispositions of assets for non-cash consideration at least equal to the Fair Market Value (as certificated in an Officer’s Certificate) of such assets, to the extent that such non-cash consideration would constitute Additional Assets;
(k)the disposition of any shares of Capital Stock of an Unrestricted Subsidiary;
(l)the sale or other disposition of Temporary Cash Investments; or
(m)any sale of farmland as part of the Company’s business directly, or indirectly through the sale of any shares of Capital Stock of a Restricted Subsidiary holding any such farmland; provided, that all or substantially all of such Restricted Subsidiary’s assets consist of farmland.
“Asset Sale Offer” has the meaning given to it in Section 4.06(1).
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
“Bankruptcy Law” means Title 11, U.S. Code or any similar U.S. federal or state law or non-U.S. law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
“Board of Directors” means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of the board of directors of such Person, or similar governing body of such Person, including any managing partner or similar entity of such Person.

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“Brazil” means The Federative Republic of Brazil and any branch of power, ministry, department, authority or statutory corporation or other entity (including a trust) owned or controlled directly or indirectly by it or any of the foregoing or created by law as a public entity.
“Brazilian Subsidiary Guarantor” means Adecoagro Vale do Ivinhema S.A.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the City of New York, Buenos Aires, São Paulo or Luxembourg are authorized or required by law to close.
“Capital Stock” of any Person means any and all quotas, shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and partnership interests, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligation” means, with respect to any Person, any lease of any property which, in conformity with IFRS, is required to be capitalized on the balance sheet of such Person, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Change of Control” means:
(n)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a Permitted Holder, acquiring or controlling:
(i)more than 50% of the voting power of the Voting Stock of the Company; or
(ii)the right to appoint and/or remove all or the majority of the members of the Company’s Board of Directors or other governing body, in each case whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting power, contract or otherwise; or
(o)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan),other than a Permitted Holder, unless holders of a majority of the aggregate voting power of the Voting Stock of the Company and its Restricted Subsidiaries, immediately prior to such transaction, hold securities of the surviving or transferee “person” or “group” that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving “person” or “group.”

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“Change of Control Offer” has the meaning given to it in Section 4.08.
“Change of Control Payment” has the meaning given to it in Section 4.08.
“Change of Control Payment Date” has the meaning given to it in Section 4.08.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.
“Clearstream” means Clearstream Banking S.A., société anonyme, Luxembourg.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Adecoagro S.A. and its successors under this Indenture.
“Consolidated Adjusted Net Income” means, for any period, the Consolidated Net Income plus any non-cash finance costs resulting from foreign exchange losses for such period plus the consolidated gain (loss) from the sale of non-controlling interests in subsidiaries for such period plus the consolidated net increase in value of sold farmland, which is recognized in either revaluation surplus or retained earnings and reflected in shareholders’ equity under the line item “Reverse of revaluation surplus derived from disposals of assets for such period,” in each case without duplication to the extent already included in the Consolidated Net Income for such period.
“Consolidated EBITDA” means, for any period, the amount equal to the sum of Consolidated Net Income for such period (a) plus, to the extent deducted in calculating such Consolidated Net Income:
(1)consolidated financial results, net for such period;
(2)consolidated income taxes for such period;
(3)consolidated depreciation and amortization for such period;
(4)consolidated charges related to impairments, if any for such period;
(5)consolidated losses from fair value adjustments of investment property;
(6)consolidated profit (loss) from discontinued operations for such period;
(7)consolidated combined effect of the application of IAS 29 and IAS 21 from the Argentine operations included in profit from operations; and
(b) plus, (1) consolidated net increase in value of sold farmland, which is recognized in either revaluation surplus or retained earnings and reflected in shareholders’ equity under the line item “Reverse of revaluation surplus derived from disposals of assets for such period”; and (2) consolidated gain (loss) from the sale of non-controlling interests in Subsidiaries for such period.
Notwithstanding the foregoing, any of the items described in clauses (a)(1) through (7) and (b)(1) and (2) above of any consolidated Subsidiary of the Company or a joint venture will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same

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proportion) that the net income (loss) of such Subsidiary or joint venture was included in calculating Consolidated Net Income in such period.
“Consolidated Net Income” means, for any period, the aggregate net profit (or loss) of the Company for such period determined on a consolidated basis in conformity with IFRS; provided that the net profit (or loss) of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends or distributions paid in cash by such Person to the Company or a Restricted Subsidiary (without duplication to the extent already included in the consolidated net profit (or loss) of the Company for such period).
“Consolidated Net Indebtedness” means consolidated Indebtedness of the Company and its Restricted Subsidiaries, as set forth on the most recent consolidated quarterly balance sheet of the Company and its Restricted Subsidiaries, minus the sum of cash, Temporary Cash Investments and marketable securities (except for any Capital Stock in any Person) on the date of determination.
“Consolidated Net Revenues” means the total net sales or goods and services rendered of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent twelve month period; all calculated (i) based on the consolidated income statements of the Company for the fiscal quarter most recently ended for which internal financial statements are available, (ii) in accordance with IFRS and (iii) on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.
“Consolidated Secured Indebtedness Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens (but excluding any such Indebtedness secured by Liens pursuant to clause (11) of the definition of “Permitted Liens”) to (2) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries, in each case with such pro forma adjustments to Consolidated Total Indebtedness as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Net Debt to EBITDA Ratio.
“Consolidated Total Assets” means the total assets of the Company and its Restricted Subsidiaries, based (i) on the balance sheet for the fiscal quarter most recently ended for which internal financial statements are available, (ii) in accordance with IFRS and (iii) on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.
“Consolidated Total Indebtedness” means consolidated Indebtedness of the Company and its Restricted Subsidiaries, as set forth on the most recent consolidated quarterly balance sheet of the Company and its Restricted Subsidiaries.
“Control” means, with respect to any Person, possession, directly or indirectly, of (a) at least a majority of all voting shares of Capital Stock of such Person, (b) the voting power to elect or cause the election of at least a majority of the board of directors of such Person and (c) the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corporate Trust Office” means the principal corporate trust office of the Trustee in New York City, New York, which at the date hereof is 240 Greenwich Street, 7E, New York

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City, New York 10286, Attention: Corporate Trust, or such other office at such address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (at such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).
“Covenant Suspension Event” has the meaning set forth in Section 11.01(a)(ii).
“Default” means any event which is an Event of Default or which, after notice or passage of time or both, would be an Event of Default.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in the form of one or more Global Notes, the Person designated in Section 2.03 hereof as Depositary by the Company pursuant to this Indenture, until a successor shall have been appointed and become such and, thereafter, “Depositary” shall mean or include such Person.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:
(8)matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(9)is convertible or exchangeable for Indebtedness or Disqualified Stock; or
(10)is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the comparable provisions of this Indenture.
“DTC” means The Depository Trust Company.
“Eligible Equity Offering” means the issuance and sale for cash of Capital Stock (other than Disqualified Stock) of the Company to any Person (other than a Restricted Subsidiary) pursuant to a public offering in accordance with applicable laws, rules and regulations.
“Euroclear” means Euroclear Bank, S.A./N.V.
“Event of Default” has the meaning given to it in Section 6.01.
“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended.
“Fair Market Value” of any property, asset, share of Capital Stock, other security, Investment or other item means, on any date, the fair market value of such property, asset, share of Capital Stock, other security, Investment or other item on that date as determined in good faith by the management of the Company.

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“Fitch” means Fitch Ratings Inc. and its successors.
“Global Notes” has the meaning given to it in the Appendix.
“Good Faith Contest” means the contest of liability for taxes or other claims set forth in Section 4.15 if such liability is diligently contested in good faith by appropriate proceedings timely instituted and adequate provisions are established if required by and in accordance with IFRS or other generally accepted accounting principles, as applicable.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person:
(i)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(ii)entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
“Hedging Obligations” of any Person means the obligations of such Person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against inflation, interest rates, currency or commodities price fluctuations.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Incur” means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness or Capital Stock; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person is merged or consolidated with the Company or becomes a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time of such merger or consolidation or at the time it becomes a Subsidiary of the Company. The term “Incurrence” when used as a noun shall have a correlative meaning. Neither the accretion of principal of a non-interest bearing or other discount security nor the capitalization of interest on Indebtedness shall be deemed the Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

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(1)the principal in respect of indebtedness of such Person for borrowed money;
(2)the principal and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables and contingent obligations to pay earn-outs), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;
(4)all reimbursement obligations of such Person in respect of the face amount of letters of credit or other similar instruments (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person, such as import tax credits and import transactions, to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
(5)the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding, in each case, any accrued dividends);
(6)all Capitalized Lease Obligations and all Attributable Debt of such Person;
(7)all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:
(a)the Fair Market Value of such asset at such date of determination; and
(b)the amount of such Indebtedness of such other Persons;
(8)to the extent not otherwise included in this definition, all Hedging Obligations of such Person; and
(9)all obligations of the type referred to in clauses (1) through (8) above of other Persons that is Guaranteed by such Person to the extent so Guaranteed;
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.
Notwithstanding the above, “Indebtedness” shall not include (1) any obligations to any Person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES” or any other tax payment agreement entered into with any Brazilian or Argentine governmental entity, (2) any advances made by or on behalf of customers for products already shipped but not yet invoiced by the Company or any Restricted Subsidiary in the ordinary course of business and (3) any amounts owed by the Company or any Restricted Subsidiary for the

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purchase of crops, sugarcane or other agricultural inputs or the lease of land/agricultural partnership in the ordinary course of business.
“Indenture” means this Indenture, including upon acceptance, the Offer Letter, each as amended or supplemented from time to time.
“Initial Lien” has the meaning given to it in Section 4.09.
“Initial Notes” has the meaning set forth in the second introductory paragraph of this Indenture.
“Interest Payment Date” means each January 29 and July 29 of each year, commencing on January 29, 2026.
“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the applicable lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:
(10)Investment shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)the Company’s Investment in such Subsidiary at the time of such redesignation, minus
(b)the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(11)any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
“Investment Grade Rating” means a rating equal to or higher than (a) BBB-, by Fitch or S&P and (b) Baa3, by Moody’s.
“Issue Date” means July 29, 2025.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required by law to be open in the City of New York, Buenos Aires, São Paulo or Luxembourg.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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“Luxembourg” means the Grand Duchy of Luxembourg.
“Make-Whole Amount” has the meaning given to it in Section 3.05.
“Material Adverse Effect” means (a) anything that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, results of operations or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company and the Subsidiary Guarantors to perform any of their respective obligations under this Indenture.
“Maturity Date” means July 29, 2032.
“Minimum Withholding Level” means: (A) in the case of a Brazilian Subsidiary Guarantor, a withholding rate of 15%, or 25% in case a holder of Notes that is resident in a tax haven jurisdiction for Brazilian tax purposes (i.e., countries which do not impose any income tax or which impose it at a maximum rate lower than 17% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) or (B) in the case of an Argentine Subsidiary Guarantor, a withholding rate of 35% or such other reduced rate applicable as of the Issue Date depending on the nationality, residence and/or identity of the holder or beneficial owner for Argentine tax purposes.
“Memorandum of Understanding” means certain memorandum of understanding dated as of July 3, 2025, by and among the Permitted Holder and the Company to explore a strategic collaboration focused on bitcoin mining, through which the Company will explore how renewable assets can be leveraged to support the digital economy.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case minus:
(12)all legal fees and expenses, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability in accordance with IFRS, as a consequence of such Asset Disposition;
(13)all payments, including any prepayment premiums or penalties, made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;
(14)all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(15)appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the property or other assets disposed of in

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such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or sale or other disposition of any Investment, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable in connection with such issuance, sale or disposition.
“Net Debt to EBITDA Ratio” means at any date (i) Consolidated Net Indebtedness divided by (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date for which financial statements are available; provided, however, that:
(a)if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA directly attributable to the assets that are the subject of such Asset Disposition for such period; provided that pro forma effect shall be given to the proceeds applied of the Asset Disposition as if the event had occurred on the first day of such period;
(b)if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that is merged with or into the Company or any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;
(c)if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (a) or (b) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period; and
(d)pro forma effect shall be given to any Indebtedness Incurred (or repaid) since the most recently consolidated quarterly balance sheet of the Company.
To the extent that pro forma effect is to be given, such pro forma calculation will be (i) based upon the most recent four full fiscal quarters for which the relevant financial information is available and (ii) determined in good faith by a financial or accounting officer of the Company.
“Note Guarantee” means any Note Guarantee by Adeco Agropecuaria S.A., Adecoagro Vale do Ivinhema S.A., Pilagá S.A., L3N S.A. or Adecoagro Uruguay S.A. or a

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Significant Subsidiary of the Company’s obligations with respect to the Notes, executed pursuant to the provisions of this Indenture.
“Notes” has the meaning given to it in the Preamble hereto.
“Notes Register” has the meaning given to it in Section 2.03.
“Offer Letter” means an offer to be issued and delivered by the Company, the Brazilian Subsidiary Guarantor, the Uruguayan Subsidiary Guarantor and the Trustee, to the Argentine Subsidiary Guarantors for the consent and acceptance of this Indenture and the notation on the Notes relating to the Note Guarantees pursuant to the terms hereof (substantially in the form attached hereto as Exhibit B), upon which acceptance, and satisfaction of all other conditions precedent herein, this Indenture and the notation on the Notes relating to the Note Guarantees shall become effective and the Argentine Subsidiary Guarantors will be bound by the terms therein.
“Offering Memorandum” means the offering memorandum for the U.S.$500,000,000 7.500% Senior Notes due 2032 of the Company, dated July 23, 2025.
“Officer” means, with respect to a Person, any officer appointed according to the applicable law and the bylaws of such Person.
“Officer’s Certificate” means a certificate signed by any of the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer, the treasurer, a director, the general counsel or any vice president (or any equivalent of the foregoing) of such Person.
“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company, which opinion shall be reasonably satisfactory to the Trustee.
“Paying Agent” means The Bank of New York Mellon acting in such capacity and any other paying agent appointed by the Company to act as such.
“Payment Default” has the meaning given to it in Section 6.01(5)(A).
“Permitted Financial Institution” means any of (i) Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC or any of their respective affiliates, or (ii) any other financial institution, or any of its respective affiliates, regulated by the Argentine Central Bank, the Brazilian Central Bank, the Uruguayan Central Bank or the United States Federal Reserve.
“Permitted Holder” means Tether Investments S.A. de C.V. and its Affiliates.
“Permitted Investment” means:
(1)an Investment by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary;
(2)an Investment by the Company or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary;
(3)Temporary Cash Investments;

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(4)any Investment acquired from a Person which is merged with or into the Company or any Restricted Subsidiary, or any Investment of any Person existing at the time such Person becomes a Restricted Subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction;
(5)stocks, obligations or securities received in settlement of (or foreclosure with respect to) debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(6)any Investment existing on, or made pursuant to written agreements existing on, the Issue Date or an Investment consisting of an extension, modification or renewal of any Investment in existence on the Issue Date; provided that such Investment does not increase the aggregate amount of the Investment so extended, modified or renewed except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such replacement, refinancing or refunding;
(7)Hedging Obligations permitted in Section 4.03(2)(f);
(8)Guarantees of Indebtedness permitted in Section 4.03;
(9)Investments which are made exclusively with Capital Stock of the Company (other than Disqualified Stock);
(10)any acquisition and holding of (a) Brazilian federal and state tax credits acquired solely to pay amounts owed by the Company to Brazilian tax authorities and (b) discounted obligations of any Brazilian governmental authority acquired solely to pay tax amounts owed by the Company to such Brazilian governmental authority;
(11)Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made in compliance with Section 4.06;
(12)receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;
(13)any advance, loan or extension of credit arising in connection with the purchase of inventory, equipment or supplies in the ordinary course of business;
(14)loans and advances pursuant to any employee, officer or director compensation or benefit plans, customary indemnifications or arrangements entered into the ordinary course of business; provided, however, that such loans and advances do not exceed U.S.$2.0 million at any time outstanding in one or a series of related transactions;
(15)Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;
(16)repurchases of the Notes and the related Note Guarantees;

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(17)Investments in one or more Permitted Joint Ventures having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, that does not exceed the greater of (i) U.S.$400.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (ii) 18.0% of Consolidated Total Assets;
(18)Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value not to exceed 50% of the proceeds received from any sale of farmland as part of the Company’s business directly, or indirectly through the sale of any shares of Capital Stock of a Restricted Subsidiary holding any such farmland, in each case, made after the Issue Date; and
(19)additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed U.S.$150.0 million or 5% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
“Permitted Joint Venture” means a joint venture in a Related Business between the Company or any Restricted Subsidiary and any other Person.
“Permitted Liens” means:
(20)Liens which secure only Indebtedness owing by any Restricted Subsidiary to the Company and/or by the Company to one or more Restricted Subsidiaries;
(21)Liens on any property or assets acquired from a Person which is merged with or into the Company or any Restricted Subsidiary, or any Liens on the property or assets of any Person or other entity existing at the time such Person or other entity becomes a Restricted Subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction; provided that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(22)Liens securing Acquired Indebtedness Incurred in accordance with Section 4.03 not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that (a) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and (b) such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;
(23)any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition; provided that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

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(24)Liens for taxes, assessments, governmental charges, levies or claims which are not yet due or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings or the period within which such proceedings may be initiated has not expired;
(25)pledges or deposits in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which the Company or any Restricted Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;
(26)any Lien in favor of issuers of surety or performance bonds or letters of credit issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary;
(27)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property or assets of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not yet due or are being contested in good faith by appropriate proceedings;
(28)minor easements, rights of way, restrictions, defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary, and which are made on customary and usual terms applicable to similar properties;
(29)Liens arising solely by virtue of any statutory or common law provision or general terms and conditions of the account bank or depository relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that such deposit account is not a dedicated cash collateral account and is not intended by the Company or any Restricted Subsidiary to provide collateral to such depository institution;
(30)Liens granted to secure borrowing from, directly or indirectly, (i) Banco Nacional de Desenvolvimento Econômico e Social—BNDES (including loans from Financiadora de Estudos e Projetos—FINEP), BNDES Participações S.A. – BNDESPAR, FINAME, FINEM, SUDAM, SUDENE, or any other Brazilian or Argentine governmental development bank (including, without limitation, Fundo de Desenvolvimento do Centro Oeste – FDCO), credit agency or other federal, state or municipal development entities or agencies, or (ii) the International Finance Corporation or any other international or multilateral development bank, government- sponsored agency, export-import bank or official export-import credit insurer, or any commercial bank acting jointly with, or as a financial intermediary or on-lender of, such multilateral credit institutions or development banks in connection with such financial obligations;
(31)judgment Liens not giving rise to an Event of Default so long as such Lien is bonded in accordance with applicable law and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

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(32)Liens on property, equipment or assets (including Capital Stock) of any Person that secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property, equipment or asset and which attach within 365 days after the date of such purchase or the completion of construction or improvement; provided that to the extent that the property or asset acquired is Capital Stock, the Lien also may encumber other property or assets of the Person acquired;
(33)Liens in existence on the Issue Date;
(34)any Lien securing Hedging Obligations so long as such Hedging Obligations are entered into for bona fide, non-speculative purposes, or securing letters of credit that support such Hedging Obligations;
(35)any Lien on the inventory or receivables and related assets of the Company or any Restricted Subsidiary securing the obligations of such Person under any credit facility, lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate amount of receivables securing Indebtedness will not exceed (i) with respect to transactions secured by receivables from export sales, 80% of such Person’s consolidated gross revenues from export sales for the most recently concluded period of four consecutive fiscal quarters; or (ii) with respect to transactions secured by receivables from domestic sales, 80% of such Person’s consolidated gross revenues from domestic sales for the most recently concluded period of four consecutive fiscal quarters; provided, further, that Advance Transactions will not be deemed transaction secured by receivables for the purpose of the above calculation;
(36)any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by IFRS;
(37)any Lien under mandatory law relating to taxes, social security charges or employee payments;
(38)any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the clauses (2), (3), (4), (10), (12), (13) or (14) above or of any Indebtedness secured thereby, provided that the principal amount of Indebtedness secured by any such extension, renewal or replacement shall not exceed the principal amount of Indebtedness so secured at the time it was initially incurred (plus premiums, interest and reasonable expenses incurred in connection therewith), and that such extension, renewal or replacement Lien shall be limited to all or part of the property which secured the Lien extended, renewed or replaced (plus improvements on or additions to such property), provided further that this clause (19) shall not apply to any Indebtedness secured by Liens referred to in clause (14) that is repaid or retired with the proceeds from, or concurrently with, the issuance of the Notes; and
(39)other Liens securing Indebtedness, provided that, at the time of incurrence and after giving pro forma effect to the incurrence thereof, the Consolidated Secured Indebtedness Ratio would be no greater than 33%.

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“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Process Agent” has the meaning given to it in Section 12.12(b).
“Protected Purchaser” means a purchaser of a Note, or of an interest therein, who (a) gives value, (b) does not have notice of any adverse claim to the Note, and (c) obtains control of the Note.
“Purchase Money Indebtedness” means Indebtedness:
(40)consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations; or
(41)Incurred to finance all or any part of the purchase price, or other cost of construction or improvement, of any property;
provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such asset or property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) of such Indebtedness at the time it was initially incurred (or if issued with original issue discount, the aggregate accreted value at the time of Refinancing), plus, in either case, premiums, interest and reasonable expenses incurred in connection therewith.
“Rating Agency” means any of Fitch, Moody’s and S&P; or if Fitch, Moody’s or S&P are not making ratings of the Notes publicly available, an internationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for Fitch, Moody’s or S&P, as the case may be.
“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible down grade by either Rating Agency) after the earlier of the date of public notice of a Change of Control and of the Company’s intention or that of any Person to effect a Change of Control, (i) in the event the Notes are assigned an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of the Notes by at least two of the Rating Agencies shall be below an Investment Grade Rating; (ii) in the event the Notes are assigned an Investment Grade Rating by one Rating Agency and rated below an Investment Grade Rating by at least one other Rating Agency, the rating of the Notes by at least two of the Rating Agencies shall be decreased by one or more categories and both be below an Investment Grade Rating; or (iii) in the event the Notes are rated below an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of the Notes by at least two of the Rating Agencies shall be decreased by one or more categories; provided that, in each case, any such Rating Decline is in whole or in part in connection with a Change of Control.
“Record Date” means each January 28 and July 28 of each year.

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“Refinance” means, in respect of any Indebtedness, to refinance, extend (including pursuant to any defeasance or discharge mechanism), renew, refund, repay, replace, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that:
(42)the Refinancing Indebtedness has a Stated Maturity no earlier than (i) the Stated Maturity of the Indebtedness being Refinanced or (ii) the 91st day after the Maturity Date of the Notes;
(43)such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being Refinanced when it was initially incurred (or if issued with original issue discount, the aggregate accreted value at the time of Refinancing), plus, in either case, premiums, interest and reasonable expenses incurred in connection therewith; and
(44)if the Indebtedness being Refinanced is Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;
provided, further, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
“Registrar” means an office or agency, authorized by the Company, where Notes may be presented for registration of transfer or for exchange; provided that the Trustee shall initially be appointed as the Registrar.
“Related Business” means any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary thereto.
“Relevant Date” has the meaning given to it in Section 4.21.
“Relevant Jurisdiction” has the meaning set forth for such term in Section 4.21.
“Restricted Payment” has the meaning given to it in Section 4.04.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Reversion Date” has the meaning given to it in Section 11.01(b).
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill Inc., and its successors.
“Sale and Leaseback Transaction” means any arrangement with any Person (other than the Company or a Restricted Subsidiary), or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary for a period of more than three years of

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any property or assets which property or assets have been or are to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person (other than the Company or a Restricted Subsidiary) to which funds have been or are to be advanced by such Person on the security of the leased property or assets.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Senior Indebtedness” means all unsubordinated Indebtedness of the Company or of any Restricted Subsidiary, whether outstanding on the Issue Date or Incurred thereafter.
“Share Repurchase Program” means a program for the repurchase of the Capital Stock of the Company approved by its Board of Directors.
“Significant Subsidiary” means any Restricted Subsidiary of the Company which at the time of determination would be a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the Issue Date.
“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business that is similar, reasonably related, incidental or ancillary thereto, which, for the avoidance of doubt, includes, but is not limited to, cattle raising and/or slaughtering, chicken raising and/or processing and distribution, and lemon farming and processing.
“Singapore Stock Exchange” has the meaning given to it in Section 4.20(a).
“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for the repurchase of any such Indebtedness upon the happening of any contingency unless such contingency has occurred).
“Subordinated Obligation” means any Indebtedness that is subordinate or junior in right of payment to the Notes and Note Guarantees pursuant to a written agreement.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or a combination thereof).
“Subsidiary Guarantors” means Adeco Agropecuaria S.A., Adecoagro Vale do Ivinhema S.A., Pilagá S.A., L3N S.A. and Adecoagro Uruguay S.A and any Significant Subsidiary that has provided a Note Guarantee.
“Successor Company” has the meaning given to it in Section 5.01(a)(i).
“Suspended Covenants” means Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.10 and 5.01(c).
“Suspension Period” has the meaning given to it in Section 11.01(b).
“Temporary Cash Investments” means any of the following:

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(45) (x) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations or (y) marketable general obligations issued or unconditionally guaranteed by Argentina, the Argentine Central Bank, Brazil or the Brazilian Central Bank, Uruguay or the Uruguayan Central Bank, in each case with maturities not exceeding one year from the date of acquisition;
(46)investments in time deposit accounts, certificates of deposit and money market deposits (collectively, “Deposit Accounts”) issued by a bank or trust company that is organized under the laws of the United States, any state thereof, Argentina, Brazil, Uruguay or any foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of U.S.$500.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating, including similar equivalent ratings in foreign countries) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);
(47)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(48)investments in commercial paper maturing not more than 90 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States, Argentina, Brazil, Uruguay or any other foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating, including similar equivalent ratings in foreign countries);
(49)investments in securities with maturities of twelve months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or such similar equivalent rating);
(50)certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Argentine, Brazilian, Uruguayan or United States office of any Permitted Financial Institution;
(51)(x) investments in money market funds substantially all the assets of which are comprised of investments of the types described in clauses (1) through (6) above or (y) fondos comunes de inversión (Argentine funds focused primarily on in-country cash management investments) that have a local rating of at least “A-bf.ar” by Moody’s or the equivalent by Fitch or S&P (or their respective affiliates in Argentina, including without limitation, Fix Scr S.A.); and
(52)cryptocurrency, stablecoin or other cryptoassets, including, without limitation, Bitcoin, Ethereum and USDT.
For the avoidance of doubt, all short-term investments as determined in conformity with IFRS shall be deemed to be Temporary Cash Investments.
“Transaction Agreement” means certain transaction agreement dated as of March 28, 2025, by and among the Permitted Holder to acquire up to 49,596,510 common shares of the

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Company at a price in cash of U.S.$12.41 per common share, upon the terms and subject to the conditions set forth in certain offer to purchase, dated March 28, 2025.
“Transfer Agent” has the meaning given to it in the Preamble hereto.
“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend (as defined in Section 2.1(6) of the Appendix).
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date of the Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date of the Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date of the Notes, as applicable. If there is no United States Treasury security maturing on the maturity date of the Notes but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the Notes, one with a maturity date preceding the maturity date of the Notes and one with a maturity date following the maturity date of the Notes, the Company shall select the United States Treasury security with a maturity date preceding the maturity date of the Notes. If there are two or more United States Treasury securities maturing on the maturity date of the Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

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“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
“Trust Officer” means any officer in the corporate trust department of the Trustee, having direct responsibility for the administration of this Indenture and also means any officer to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.
“United States” means United States of America.
“Unrestricted Subsidiary” means:
(53)any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the management of the Company in the manner provided below; and
(54)any Subsidiary of an Unrestricted Subsidiary.
The management of the Company may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary pursuant to clause (1) above unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:
(a)the Subsidiary to be so designated has total consolidated assets of U.S.$1,000 or less; or
(b)if such Subsidiary has consolidated assets greater than U.S.$1,000, then such Investment and designation would be permitted under Section 4.04.
The management of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
(i)such designation shall be deemed an Incurrence of Indebtedness by a Restricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.03; and
(ii)no Event of Default shall have occurred and be continuing.
Any such designation of a Subsidiary as a Restricted Subsidiary, and any such designation of a Subsidiary as an Unrestricted Subsidiary pursuant to clause (1) above, by the management of the Company shall be evidenced to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“Uruguay” means the Republic of Uruguay.
“Uruguayan Subsidiary Guarantor” means Adecoagro Uruguay S.A.

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“U.S. Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.
“U.S. dollar” or “U.S.$” means the lawful currency of the United States.
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and that are not callable or redeemable at the issuer’s option.
“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding that are entitled (without regard to the occurrence of any contingency) to vote in the election of the directors of such Person, but excluding such classes of Capital Stock or other interests that are entitled, as a group in a separate cast, to appoint one director of such Person as representative of the minority shareholders.
Section 1.02[Reserved].
Section 1.03Rules of Construction. Unless the context otherwise requires:
(a)a term has the meaning assigned to it;
(b)(i) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with IFRS, (ii) except as otherwise herein expressly provided, the term IFRS, with respect to any computation required or permitted hereunder, shall mean IFRS as of the date of such computation, and (iii) except as otherwise herein expressly provided, all ratios and computations based on IFRS contained in this Indenture should be computed in conformity with IFRS;
(c)“or” is not exclusive;
(d)“including” means including without limitation;
(e)words in the singular include the plural and words in the plural include the singular;
(f)unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
(g)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with IFRS;
(h)the principal amount of any Preferred Stock shall be (a) the maximum liquidation value of such Preferred Stock or (b) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
(i)all references to the date the Initial Notes were originally issued shall refer to the Issue Date;
(j)unless context requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Indenture shall refer to this Indenture as a whole and not to any particular provision of this Indenture;

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(k)unless otherwise stated, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document and all schedules, exhibits and attachments thereto as in effect as of the date hereof, as the same may thereafter be amended, supplemented or otherwise modified from time to time; and
(l)all references in this Indenture and the Notes to interest in respect of any Note shall be deemed to include all Additional Amounts, if any, in respect of such Note, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof or thereof shall not be construed, without more, as excluding reference to Additional Amounts in those provisions hereof or thereof where such express mention is not made.
Article 2

The Notes
Section 2.01Form and Dating. Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix, which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes will be fully and unconditionally guaranteed by each Subsidiary Guarantor in Article 10. The terms of the Initial Notes set forth in the Appendix and Exhibit 1 are part of the terms of this Indenture.
Section 2.02Execution and Authentication. An Officer of the Company shall sign the Notes for the Company and an Officer of each Brazilian Subsidiary Guarantor and Uruguayan Subsidiary Guarantor shall sign the notation in the Notes relating to each Note Guarantee. An Officer of each of the Argentine Subsidiary Guarantors shall sign the acceptance to the Offer Letter, and upon such acceptance of the Offer Letter, and satisfaction of all other conditions precedent herein and therein, each Argentine Subsidiary Guarantor shall be bound by the notation in the Notes relating to each Note Guarantee. Each such signature may be by manual, electronic or facsimile signature of such Officer.
If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until a Trust Officer manually or electronically signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
On the Issue Date, the Trustee shall authenticate and deliver U.S.$500,000,000 aggregate principal amount of 7.500% Senior Notes due 2032 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue, in each case upon an Issuer Order. Such written order shall specify the aggregate principal amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.
The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in

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this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
Section 2.03Registrar and Paying Agent. The Company shall ensure the maintenance of the Registrar and the Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. A register of the Notes (the “Notes Register”) will be held at the registered office of the Company. For this purpose, the Registrar should send to the Company as soon as practicable after any change to the register held with the Registrar a copy of such register or the information to enable the update of the Notes Register kept at the registered office of the Company.
The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes the Paying Agent and any additional paying agent and the term “Registrar” includes any additional Registrar or co-registrar.
The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. Such agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Company or any Restricted Subsidiary may act as Paying Agent, Registrar, co-registrar or Transfer Agent.
The Company initially appoints (i) the Trustee as Registrar, Transfer Agent and Paying Agent in connection with the Notes and (ii) DTC as Depositary with respect to the Notes.
Section 2.04Paying Agent to Hold Money in Trust. By 10:00 A.M., New York time, on the Business Day prior to each Interest Payment Date, redemption date, purchase date, Change of Control Payment Date or Maturity Date on any Notes, the Company shall deposit with the Paying Agent in immediately available funds a sum sufficient to pay such principal and interest when so becoming due on any such Interest Payment Date, redemption date, purchase date, Change of Control Payment Date or Maturity Date on any Notes. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust, for the benefit of Holders or the Trustee, all money held by such Paying Agent for the payment of principal and interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. The Paying Agent shall arrange with all other Paying Agents for the payment, from funds furnished by the Company to the Paying Agent pursuant to this Indenture, of the principal, premium and interest (including Additional Amounts, if any) on the Notes. The Paying Agents will hold in trust, for the benefit of the Holders or the Trustee, all money held by such Paying Agent for the payment of principal, premium or interest on the Notes. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by it. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee.
The receipt by the Paying Agent or the Trustee from the Company of each payment of principal, interest and/or other amounts due in respect of the Notes in the manner specified herein and on the date on which such amount of principal, interest and/or other amounts are then due, shall satisfy the obligations of the Company herein and under the Notes to make such payment to the Holders on the due date thereof.

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So long as any of the Notes remain outstanding, the Company will appoint and maintain one or more agents in New York City to whom the Notes may be presented for payment. So long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require, the Company will also appoint and maintain one or more paying agents in Singapore to whom payments of principal on definitive Notes may be made by presenting and surrendering such Notes at the office of such Singapore paying agent, such Singapore paying agent to have the same duties and rights conferred to a Paying Agent.
Section 2.05Holders Lists. The Trustee, as Registrar, shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least two Business Day before each Interest Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
Section 2.06Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only as provided in the Appendix to this Indenture. The Company or the Trustee may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to the terms of this Indenture (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 4.08 and 9.04). The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected and delivered for redemption or any Notes for a period of 15 days before an Interest Payment Date.
Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agents, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest (and Additional Amounts, if any) on such Note and for all other purposes whatsoever, whether or not presentation of such Note is overdue, and none of the Company, the Trustee, any Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants in DTC or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
None of the Trustee, the Registrar, the Transfer Agent or any Paying Agent shall have any responsibility for any actions taken or not taken by the Company or the Depositary.

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Section 2.07Replacement Notes. If (a) any mutilated Note is surrendered to the Company, a Registrar, or the Trustee, or (b) the Company, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and, unless otherwise agreed by the Company, the Registrar and the Trustee, there is delivered to the Company, the Registrar and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company, the Registrar or the Trustee that such Note has been acquired by a Protected Purchaser, the Company shall execute and the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become due and payable, or has been called for redemption by the Company pursuant to Article 3 of this Indenture, the Company in its discretion (but subject to any conversion rights) may, instead of issuing a new Note, pay or redeem such Note, as the case may be.
Upon the issuance of any new Note under this Section 2.07, the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expense (including the fees and expenses of the Trustee or the Registrar) in connection therewith.
Every replacement Note is an additional obligation of the Company.
The provisions of this Section 2.07 are exclusive and, to the extent lawful, shall preclude all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
Section 2.08Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it pursuant to Section 2.10 hereof, those delivered to the Trustee for cancellation or surrendered for transfer or exchange and those described in this Section 2.08 as not outstanding. Except as set forth in Article 9 and Section 12.05, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a Protected Purchaser.
If any Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or the Maturity Date money sufficient to pay all principal, premium, interest and Additional Amounts (if any) payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date, such Notes (or portions thereof) will cease to be outstanding and interest on them will cease to accrue.
Section 2.09Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and execute and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and execute and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

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Section 2.10Cancellation. The Company at any time may deliver Notes to the Registrar for cancellation, along with a written notice to the Trustee advising it of the cancellation. The Registrar shall forward to the Trustee any Notes surrendered to it for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation in accordance with its procedures for the disposition of canceled securities and upon the written request of the Company deliver a certificate of such disposition to the Company unless the Company timely directs the Trustee in writing to deliver canceled Notes to the Company, provided that such canceled Notes have not been previously disposed of by the Trustee. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.
Section 2.11CUSIP Numbers and ISINs. The Company in issuing the Notes may use “CUSIP” numbers and “ISINs” (if then generally in use) or similar numbers and, if so, the Trustee shall use “CUSIP” numbers, “ISINs” or similar numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee, in writing, of any change in any “CUSIP” or “ISIN” numbers.
Section 2.12Issuance of Additional Notes. The Company shall be entitled, subject to its compliance with Section 4.03 and the other terms of this Indenture, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, except that the issue price, issue date and date from which interest accrues may differ. Such Additional Notes may be issued in one or more series and with the same or different CUSIP number; provided, however, that unless such Additional Notes are issued under a separate CUSIP, such Additional Notes must be fungible with the Notes for U.S. federal income tax purposes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Any Additional Notes shall be part of the same issue as the Initial Notes and shall vote on all matters with the Holders.
With respect to any Additional Notes, the Company shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:
(a)the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;
(b)the issue price, the issue date and the CUSIP and ISIN numbers, if any, of such Additional Notes; and
(c)whether such Additional Notes shall be Transfer Restricted Notes and issued in the form of Initial Notes as set forth in the Appendix to this Indenture.
The Trustee shall have the right to decline to authenticate and deliver any Additional Notes under this Section 2.12 if the Trustee, determines that such action may not lawfully be taken by the Company or if the Trustee in good faith by its board of directors or board of trustee, executive committee, or a trust committee of directors or trustees or Trust Officers shall determine that such action would expose the Trustee to personal liability to existing Holders of Notes.

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Article 3

Redemption
Section 3.01Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.05 or Section 3.06 hereof, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed, as hereinafter provided.
The Company must provide notice in the form of an Officer’s Certificate to the Trustee of any redemption, no later than three (3) Business Days prior to when notice is sent to Holders, unless some shorter period is reasonably agreed to by the Company and the Trustee. In the case of a redemption under Section 3.05 or Section 3.06, such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions set forth in this Article 3 of this Indenture.
Section 3.02Notice of Redemption. At least 10 days but not more than 60 days before a date for redemption of Notes, the Company shall send a notice of redemption by first-class mail to each Holder to be redeemed at such Holder’s address as set forth in the Register, or in the case of Global Notes, in accordance with procedures of DTC. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Eligible Equity Offering and/or satisfaction of a financing or change of control. If such optional redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.
The notice shall identify the Notes to be redeemed and shall state:
(a)the redemption date;
(b)the redemption price;
(c)that Notes called for redemption must be surrendered to any Paying Agent to collect the redemption price;
(d)that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on the redeemed Notes on and after the redemption date;
(e)the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed;
(f)the “CUSIP” or “ISIN” number, if any, and
(g)that no representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers, if any, listed in such notice or printed on the Notes.
At the Company’s request, delivered at least 3 Business Days prior to the date such notice of redemption is to be given to the Holder(s) (unless a shorter period shall be acceptable to the Trustee), the Trustee or any Paying Agent shall give the notice of redemption in

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the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee or such Paying Agent with the information required by this Section 3.02.
Section 3.03Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice and, on and after such redemption date, the Notes redeemed shall cease to bear interest. Upon surrender to a Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related Interest Payment Date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
Section 3.04Deposit of Redemption Price. No later than 10:00AM New York time one Business Day prior to the redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Company to the Trustee for cancellation.
Section 3.05Optional Redemption. Except as set forth below, the Company will not be entitled to redeem the Notes at its option.
At any time prior to July 29, 2028, the Company will have the right, at its option, to redeem any of the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such Notes plus, the greater of (1) 1.00% of the then outstanding principal amount of the Notes, and (2) the excess, if any, of: (a) the present value at such redemption date of (i) the redemption price of the Notes at July 29, 2028 (such redemption price being set forth in the table below) plus (ii) all required interest payments thereon through July 29, 2028 (excluding accrued but unpaid interest to the redemption date), discounted to the redemption date on a semi- annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such redemption date plus 50 basis points, over (b) the then outstanding principal amount of the Notes (the “Make-Whole Amount”), plus, in each case, any accrued and unpaid interest (including Additional Amounts, if any) on the principal amount of the Notes to (but excluding) the date of redemption. Neither the Trustee nor the Paying Agent shall be responsible for calculating the redemption price.
On and after July 29, 2028, the Company may, at its option, redeem all of the Notes at any time or part of the Notes from time to time at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on July 29 of the years set forth below:

Period	Redemption Price
2028	103.750%
2029	101.875%
2030 and thereafter	100.000%

At any time prior to July 29, 2028, the Company may at its option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the outstanding Notes (including any Additional Notes) at a redemption

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price (expressed as a percentage of principal amount) of 107.500%, plus accrued and unpaid interest to, but excluding, the redemption date, with the Net Cash Proceeds from one or more Eligible Equity Offerings; provided, however, that:
(1)at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (including any Additional Notes); and
(2)the Company gives notice of such redemption not more than 90 days after the consummation of the related Eligible Equity Offering.
If the Company is redeeming less than all the Notes at any time, the Notes, if physical, will be selected on a pro rata basis or by lot, or, in the case of Global Notes, in accordance with the depositary’s applicable procedures.
The Company will redeem Notes of U.S.$1,000 in whole and not in part. The Company will cause notices of redemption to be sent by first class mail, or in the case of Global Notes, in accordance with procedures of DTC, at least 10 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Section 3.06Optional Tax Redemption. If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Relevant Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the later of the Issue Date and the date a Relevant Jurisdiction becomes a Relevant Jurisdiction, (i) the Company or any successor has or will become obligated to pay any Additional Amounts as described above under Section 4.21 or (ii) any Subsidiary Guarantor or any successor has or will become obligated to pay Additional Amounts as described above under Section 4.21 (in the case of a Brazilian Subsidiary Guarantor or an Argentine Subsidiary Guarantor, with respect to Taxes in excess of the Minimum Withholding Level), the Company, such Subsidiary Guarantor or any such successor may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 100% of their principal amount, together with interest accrued to the date fixed for redemption, upon publication of irrevocable notice of redemption not less than 30 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which such Additional Amounts would first be paid were a payment then due. Notwithstanding the foregoing, the Company, a Subsidiary Guarantor or any successor shall not have the right to so redeem the Notes unless: (i) it or the applicable Subsidiary Guarantor, as the case may be, has taken reasonable measures to avoid the obligation to pay Additional Amounts (or, in the case of an applicable Brazilian or Argentine Subsidiary Guarantor, Additional Amounts payable with respect to Taxes imposed in excess of the applicable Minimum Withholding Level); provided, however, for this purpose reasonable measures shall not include the Company, any Subsidiary

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Guarantor or any successor moving or changing jurisdiction; and (ii) it or such Subsidiary Guarantor, as the case may be, has complied with all necessary regulations to legally effect such redemption.
In the event that the Company, a Subsidiary Guarantor or any successor elects to so redeem the Notes, it will deliver to the Trustee:
(1)a certificate, signed in the name of the Company by an authorized officer or by its attorney in fact in accordance with its bylaws or any successor, stating that the Company, a Subsidiary Guarantor or any successor, as the case may be, is entitled to redeem the Notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Company or any successor to so redeem have occurred or been satisfied; and
(2)an Opinion of Counsel to the effect that the Company or any successor has or will become obligated to pay Additional Amounts or, in the case of a Brazilian or Argentine Subsidiary Guarantor, has or will become obligated to pay Additional Amounts with respect to Taxes imposed in excess of the Minimum Withholding Level, as a result of the change or amendment, that the Company, such Subsidiary Guarantor, or any successor, as the case may be, cannot avoid payment of such Additional Amounts or excess Additional Amounts by taking reasonable measures available to it and that all governmental requirements necessary for the Company, such Subsidiary Guarantor or any successor to effect the redemption have been complied with.
Section 3.07Open Market Purchases. The Company or any of its Affiliates may purchase Notes in the market or in negotiated transactions at any time (in any manner and at any price); provided that any such purchased Notes will not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws. Any Notes redeemed or repurchased by the Company or any Affiliate may, at the option of the Company, continue to be outstanding or be cancelled.
Article 4

Covenants
Section 4.01Performance of Obligations under the Notes. The Company shall duly and punctually pay the principal of and premium, if any, and interest and Additional Amounts, if any, on the Notes in accordance with the terms of the Notes and this Indenture. Each Subsidiary Guarantor shall duly and punctually pay any amounts owed by it under its Note Guarantee in accordance with the terms of the Notes and this Indenture. The principal and interest shall be considered paid on each of the dates due if on such date the Trustee or the Paying Agents hold in accordance with this Indenture money sufficient to pay all principal and interest then due.
Section 4.02Reports. If at any point the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
If at any point the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish or cause to be furnished to the Trustee in English (for distribution only to the Holders of Notes):
•within 90 days after the end of the first, second and third quarters of the Company’s fiscal year (commencing with the quarter ending immediately following the

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Company no longer being subject to such reporting requirements), quarterly unaudited consolidated financial statements (including the notes thereto) prepared in accordance with IFRS of the Company for such period; and
•within 120 days after the end of the fiscal year of the Company (commencing with the first fiscal year ending immediately following the Company no longer being subject to such reporting requirements), annual audited consolidated financial statements (including the notes thereto) prepared in accordance with IFRS of the Company for such fiscal year and a report on such annual financial statements by the Company’s certified independent accountants.
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice or actual knowledge of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with the covenants described above or with respect to any reports or other documents filed under this Indenture; provided, however, that nothing herein shall relieve the Trustee of any obligations to monitor the Company’s timely delivery of all reports and certificates described in this Section 4.02.
Section 4.03Limitation on Indebtedness. (1) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if, on the date of such incurrence and after giving effect thereto and the application of the proceeds therefrom, the Net Debt to EBITDA Ratio would be no greater than 3.25 to 1.0.
(1)Notwithstanding clause (1) above, the Company or any Restricted Subsidiary may Incur the following Indebtedness:
(a)intercompany Indebtedness between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided, however, that:
(i)if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness Incurred and the obligee is a Person other than the Company or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated in right of payment to the Notes; and
(ii)any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (a) at the time such event occurs;

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(b)Indebtedness:
(i)represented by the Notes (other than any Additional Notes) and the Note Guarantees (including in respect of any Additional Notes);
(ii)outstanding on the Issue Date;
(iii)consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (b) or the foregoing clause (1); or
(iv)consisting of Guarantees of any Indebtedness permitted under this Indenture;
(c)(i) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration for, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of, or was otherwise acquired by, the Company) or (B) Indebtedness Incurred in connection with an acquisition; provided, however, that in either case on the date that such Restricted Subsidiary is acquired by the Company or the Indebtedness is Incurred in connection with an acquisition, (x) the Company would have been able to Incur U.S.$1.00 of additional Indebtedness pursuant to clause (1) above or (y) the Company would have a Net Debt to EBITDA Ratio not greater than the Net Debt to EBITDA Ratio prior to such incurrence, in each case after giving effect to the Incurrence of such Indebtedness pursuant to this subclause (i); and
(i)Refinancing Indebtedness Incurred by the Company or a Restricted Subsidiary in respect of Indebtedness Incurred pursuant to this clause (c);
(d)Indebtedness in respect of bankers’ acceptances, deposits, promissory notes, letters of credit, self-insurance obligations, completion guarantees, performance, surety, appeal or similar bonds and Guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of its business securing the performance of contractual or license obligations of the Company or any Restricted Subsidiary or Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or payment obligations with self-insurance or similar requirements in the ordinary course of business;
(e)Purchase Money Indebtedness (including Capital Stock) and Capitalized Lease Obligations in an aggregate principal amount not to exceed at one time outstanding the greater of (i) U.S.$50.0 million and (ii) 1.0% of the Company’s Consolidated Total Assets, and Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (e);

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(f)Hedging Obligations of the Company or any Restricted Subsidiary (entered into for non-speculative purposes) in the ordinary course of business or directly related to Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to this Indenture and Refinancing Indebtedness Incurred by the Company or a Restricted Subsidiary in respect of Indebtedness Incurred pursuant to this clause (f);
(g)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;
(h)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
(i)Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in accordance with this Indenture;
(j)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements in the ordinary course of business;
(k)Indebtedness under one or more lines of credit or working capital facilities in an amount not to exceed the greater of U.S.$100.00 million and (ii) 7% of the Company’s Consolidated Total Assets;
(l)Indebtedness of the Company or any Restricted Subsidiary for taxes levied, assessments due and other governmental charges required to be paid as a matter of law or regulation in the ordinary course of business; and
(m)Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) U.S.$300.0 million and (ii) 14% of the Company’s Consolidated Total Assets (or the equivalent amount thereof at the time of determination).
For purposes of determining compliance with this covenant:
(i)in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including clause (1) above, the Company, in its sole discretion, may classify, and from time to time may reclassify, such item of

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Indebtedness in one of the types of Indebtedness described above, including clause (1) above; and
(ii)the Company will be entitled to divide and classify, and from time to time may reclassify, an item of Indebtedness in more than one of the types of Indebtedness described above, including clause (1) above.
Notwithstanding any other provision of this covenant, neither the Company nor any Restricted Subsidiary shall, with respect to any outstanding Indebtedness Incurred, be deemed to be in violation of this covenant solely as a result of fluctuations in the exchange rates of currencies.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate determined on the date of Incurrence, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated calculated based on the relevant currency exchange rates as calculated in the first sentence of this paragraph.
The accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that any such outstanding additional Indebtedness in respect of Indebtedness Incurred pursuant to any provision of clause (2) above will be counted as Indebtedness outstanding for purposes of any future Incurrence of Indebtedness pursuant to clause (1) above.
Section 4.04Limitation on Restricted Payments. (1) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:
(a)declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary of the Company) except dividends or distributions payable solely in the form of its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or any Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or any other Restricted Subsidiary, to its other shareholders on a pro rata basis);
(b)purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or another Restricted Subsidiary (other

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than a purchase, redemption, retirement or other acquisition for value that would constitute a Permitted Investment);
(c)purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations made in anticipation of satisfying a sinking fund obligation, a principal installment or a final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or
(d)make any Investment (other than a Permitted Investment) in any Person;
(the actions described in clauses (a) through (d) above being herein referred to as “Restricted Payments” and each, a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(i)an Event of Default will have occurred and be continuing;
(ii)the Company is not able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to clause (1) of Section 4.03; or
(iii)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date would exceed the sum of, without duplication:
(A)50% of the aggregate amount of Consolidated Adjusted Net Income accrued during the period (treated as one accounting period) beginning on January 1, 2017 and ending on the last day of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Adjusted Net Income will be a loss, minus 100% of such loss); plus
(B)the aggregate Net Cash Proceeds, and the Fair Market Value of any property, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Restricted Subsidiary of the Company); plus
(C)(1) the amount of a Guarantee of the Company or any Restricted Subsidiary upon the unconditional release in full of the Company or such Restricted Subsidiary from such Guarantee if such Guarantee was previously treated as a Restricted Payment; and
(1)in the event that the Company or any Restricted Subsidiary makes an Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or such Restricted Subsidiary’s existing Investment in such Person;

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provided that any amount added pursuant to clauses (1) and (2) of this clause (C) shall not exceed the amount of such Investment or Guarantee, respectively, previously made and treated as a Restricted Payment; provided, however, that no amount will be included under this clause (C) to the extent it is already included in Consolidated Adjusted Net Income; plus
(D)the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet or the balance sheet of any Restricted Subsidiary, in each case, upon the conversion or exchange (other than for Indebtedness held by the Company or any Restricted Subsidiary) subsequent to the Issue Date of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus
(E)the amount equal to the net reduction of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases or redemptions of such Investment by such Person, proceeds realized upon the sale of such Investment, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; provided that any amount added pursuant to this clause (E) shall not exceed the amount of such Investment previously made and treated as a Restricted Payment; provided, further, that no amount will be included under this clause (E) to the extent it is already included in Consolidated Adjusted Net Income; plus
(F)100% of any dividends received by the Company or any of its Restricted Subsidiaries from an Unrestricted Subsidiary or any joint venture; provided, however, that no amount will be included under this clause (F) to the extent it is already included in Consolidated Adjusted Net Income; plus
(G)U.S.$35.0 million (or the equivalent in other currencies).
The provisions of Section 4.04 above shall not prohibit:
(a)any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Company); provided, however, that (x) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above and (y) the Net Cash Proceeds from such sale of Capital Stock, to the extent such Net Cash Proceeds are used for such Restricted Payment will be excluded from clause (1)(d)(iii)(B) of this covenant;

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(b)any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations that is permitted to be Incurred pursuant to the covenant described under Section 4.03; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(c)any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations owed to the Company or any of its Restricted Subsidiaries, the incurrence of which was permitted under clause (2)(a) of the covenant described under Section 4.03; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(d)so long as no Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations at a purchase price of up to 101% of the principal amount thereof (together with accrued and unpaid interest) in the event of the occurrence of a Change of Control; provided, however, that prior to such purchase or redemption, the Company (or a third party to the extent permitted by this Indenture) has made the Change of Control Offer described under Section 4.08 and has purchased all Notes validly tendered and not withdrawn pursuant thereto; and provided further that any such purchase shall not be included in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(e)dividends paid or distributions made after the date of declaration thereof if at such date of declaration such dividend or distribution would have complied with this covenant; provided, however, that the payment or declaration, but not both the payment and the declaration, of such dividend will be included in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(f)so long as no Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations from Net Available Cash; provided that the Company has complied with the covenant described under Section 4.06; provided, further, that such purchase or redemption shall be included in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(g)the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company pursuant to the Company’s Share Repurchase Program, the aggregate of which shall not exceed 5% of the outstanding Capital Stock of the Company in any twelve-month period starting on January 1 of any year; provided, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(h)repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof and cash payments in lieu

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of the issuance of fractional shares; provided, however, that such repurchases shall be excluded from calculations of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(i)payments of dividends on Disqualified Stock issued pursuant to the covenant described under Section 4.03; provided, however, that such payments shall be excluded from the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(j)any Restricted Payments made with the Capital Stock of an Unrestricted Subsidiary (or from the proceeds of a sale thereof); provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above;
(k)other Restricted Payments in an aggregate amount not to exceed U.S.$35.0 million since the Issue Date; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above; and
(l)payments of dividends in respect of Capital Stock in an aggregate amount not to exceed U.S.$40.0 million per year; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (1)(d)(iii) above.
The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred, issued, purchased, repurchased, redeemed, retired, defeased or otherwise acquired by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.
Section 4.05Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not and will not permit any Restricted Subsidiary to directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on the Capital Stock of the Restricted Subsidiary owned by the Company to the Company or any Restricted Subsidiary;
(2)pay any Indebtedness owed to the Company or any Restricted Subsidiary;
(3)make loans or advances to the Company or any Restricted Subsidiary; or
(4)transfer any of its properties or assets to the Company or any Restricted Subsidiary.
However, the preceding restrictions will not apply to encumbrances or restrictions:
(i)existing under or by reason of applicable law or governmental rule, regulation or order;
(ii)existing with respect to any Person, or on any property or assets acquired from a Person which is acquired by or merged with or into the Company or any Restricted Subsidiary, or by reason of any Liens on the property or assets, or

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relating to the Indebtedness, of any Person or other entity existing at the time such Person or other entity becomes a Restricted Subsidiary, or restriction relating to Indebtedness of any such Person and, in any such case, is not created as a result of or in connection with or in anticipation of any such transaction; provided that such Liens and any extensions, renewals, replacements or refinancing thereof may not extend to any other property owned by the Company or any Restricted Subsidiary; provided further that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(iii)on any property or assets existing at the time of acquisition thereof and which are not created as a result of or in connection with or in anticipation of such acquisition; provided that such encumbrances and restrictions and any extensions, renewals, replacements or refinancing thereof may not extend to any other property owned by the Company or any Restricted Subsidiary; provided further that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(iv)in the case of clause (4) above:
(a)that exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture;
(b)that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract or contractual right; or
(c)imposed by Purchase Money Indebtedness for property acquired in the ordinary course of business or by Capitalized Lease Obligations permitted under this Indenture on the property so acquired, but only to the extent that such encumbrances or restrictions restrict the transfer of the property;
(v)imposed by the standard loan documentation in connection with loans from (i) Banco Nacional de Desenvolvimento Econômico e Social— BNDES (including loans from Financiadora de Estudos e Projetos— FINEP) or any other Brazilian or Argentine governmental development bank (including, without limitation, Fundo de Desenvolvimento do Centro Oeste – FDCO), credit agency or other entity, or (ii) the International Finance Corporation or any other international or multilateral development bank, government sponsored agency, export-import bank or official export-import credit insurer to any Restricted Subsidiary;
(vi)imposed by any agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be Incurred by the covenant described under Section 4.03; provided that the encumbrance or restriction is customary in comparable financings and will not materially affect the Company’s ability to pay interest or principal, when due, on the Notes;

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(vii)existing by reason of Liens that secure Indebtedness otherwise permitted to be incurred under the provisions of the covenant described under Section 4.09 above and that limit the right of the debtor to dispose of the assets subject to such Liens;
(viii)imposed with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(ix)with respect to a Restricted Subsidiary and imposed pursuant to a customary provision in a joint venture or other similar agreement with respect to such Restricted Subsidiary that was entered into in the ordinary course of business;
(x)required pursuant to this Indenture; or
(xi)existing on the Issue Date and any amendments, extensions, renewals, replacements or refinancing thereof; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being extended, renewed, replaced or refinanced.
Section 4.06Limitation on Sales of Assets. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless the following conditions are met:
(a)The Asset Disposition is for Fair Market Value;
(b)At least 50% of the consideration consists of (i) cash or Temporary Cash Investments or (ii) Additional Assets received at closing. (For purposes of this clause (b), the assumption by the purchasers of Indebtedness or other obligations (other than Subordinated Obligations) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement, and instruments or securities received by the Company or any of its Restricted Subsidiaries from the purchasers that are converted into cash or Temporary Cash Investments within 365 days of the closing shall be considered to be cash received at closing);
(c)Within 365 days after the receipt of any Net Available Cash from an Asset Disposition, the Net Available Cash may be used:
(i)to permanently repay Indebtedness, other than Subordinated Obligations, of the Company or any Restricted Subsidiary, in each case owing to a Person other than the Company, any Restricted Subsidiary or an Affiliate of the Company; or
(ii)to acquire (or within such 365-day period, the Company shall have made a good faith determination to acquire or make capital expenditures, which acquisition shall be consummated, or capital expenditure shall be made prior to the second anniversary of such Asset Disposition) (i) all or substantially all of the assets of a Related Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Related Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Related Business;

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or (ii) Additional Assets for the Company or its Restricted Subsidiaries; or
(iii)any combination of (i) and (ii);
(d)The Net Available Cash of an Asset Disposition not applied (or determined by the Company to be applied) pursuant to paragraph (c) above within 365 days of the Asset Disposition shall constitute “Excess Proceeds.” Excess Proceeds of less than U.S.$50.0 million (or the equivalent thereof at the time of determination) will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds U.S.$50.0 million, the Company shall, within 30 days, make an Asset Sale Offer (as defined in clause (2) below) to purchase Notes having a principal amount equal to:
(i)the accumulated Excess Proceeds, multiplied by
(ii)a fraction (x) the numerator of which is equal to the then outstanding principal amount of the Notes and (y) the denominator of which is equal to the then outstanding principal amount of the Notes and all pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Disposition, rounded down to the nearest U.S.$1,000.
Upon completion of the Asset Sale Offer, Excess Proceeds will be reset at zero and the Company shall be entitled to use any remaining proceeds for any corporate purposes to the extent permitted under this Indenture.
(1) (a) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (1)(d) above, the Company will make an offer (an “Asset Sale Offer”) to purchase Notes (and any other pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Disposition), at a purchase price, in U.S. dollars, of 100% of their principal amount (or such lesser amount required in the case of any other Senior Indebtedness) plus accrued and unpaid interest (including Additional Amounts, if any) thereon, to, but excluding, the date of purchase and (b) if the aggregate purchase price of the Notes (and any other such Indebtedness) tendered pursuant to the Asset Sale Offer exceeds the Net Available Cash allotted to their purchase, the Company shall select the Notes and other Senior Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of U.S.$1,000 or multiples thereof; provided that after a purchase from a Holder in part, such Holder shall hold U.S.$10,000 in principal amount of Notes or a multiple of U.S.$1,000 in excess thereof.
(2)The Company will comply, to the extent applicable, with the requirements of Section 14(e)-1 of the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of Notes pursuant to this covenant. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
Section 4.07Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

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(a)the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate; and
(b)the Company delivers to the Trustee prior to entering into such Affiliate Transaction:
(i)with respect of any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$10.0 million, an Officer’s Certificate stating that such Affiliate Transaction complies with this covenant;
(ii)with respect of any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$50.0 million, an Officer’s Certificate stating that such Affiliate Transaction was approved by the independent members of the Board of Directors; and
(iii)with respect of any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$100.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent international investment banking, auditing, valuation or consulting firm of recognized standing.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(i)transactions between or among the Company and any Restricted Subsidiary or between two or more Restricted Subsidiaries;
(ii)the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company or its Restricted Subsidiaries;
(iii)transactions or payments (including loans and advances) pursuant to an employee, officer or director compensation or benefit plan, customary indemnifications or arrangements entered into in the ordinary course of business, on market terms and consistent with past practice or industry norms;
(iv)any agreement in effect as of the Issue Date or any amendment, supplement, restatement, replacement, renewal, extension, refinancing thereof or thereto (so long as the renewed or replaced agreement, when taken as a whole, is not materially more disadvantageous to the Holders than such original agreement in effect on the Issue Date) or any transaction contemplated thereby;
(v)any issuance or sale of Capital Stock of the Company (other than Disqualified Stock);

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(vi)Permitted Investments and Restricted Payments that are permitted by the provisions of the covenant described under Section 4.04;
(vii)the provision of administrative services to any joint venture or Unrestricted Subsidiary on substantially the same terms provided to or by Restricted Subsidiaries;
(viii)any Sale and Leaseback Transaction otherwise permitted under the caption Section 4.10 if such transaction is on market terms;
(ix) (A) transactions with customers, clients, distributors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and on market terms, or (B) transactions with joint ventures or other similar arrangements entered into in the ordinary course of business, on market terms and consistent with past practice or industry norms; and
(x)the transaction by and among the Company and the Permitted Holder under the Transaction Agreement, the Memorandum of Understanding and any transactions related, ancillary or complementary thereto.
Section 4.08Repurchases at the Option of the Holders Upon Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (in integral multiples of U.S.$1,000) of that Holder’s Notes pursuant to a Change of Control Offer (as defined below) on the terms set forth in this Indenture. No such purchase in part shall reduce the outstanding principal amount of the Notes held by any Holder to below U.S.$10,000. In the Change of Control Offer, the Company will offer a “Change of Control Payment” in U.S. dollars equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased, to the date of purchase (subject to the right of the Holders of record on the relevant Record Date to receive interest and Additional Amounts, if any, on the relevant Interest Payment Date).
No later than 30 days following a Change of Control Repurchase Event, the Company will make a “Change of Control Offer” by notice to each Holder of Notes by mailing and publishing such notice in accordance with the provision set out under Section 3.02 below (a copy of which will be delivered to the Trustee), describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice.
The Company will comply, to the extent applicable, with the requirements of Section 14(e)-1 of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

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The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Repurchase Event will be applicable whether or not any other provisions of this Indenture are applicable (other than as set forth below). Except as described above with respect to a Change of Control Repurchase Event, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements, set forth in this Indenture, that are applicable to a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption for all outstanding Notes has been given pursuant to this Indenture as described above, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, the Company may make a Change of Control Offer in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the offer to purchase is made.
In the event that the Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company or a third party purchases all the Notes held by such Holders, the Company will have the right, on not less than 10 no more than 60 days’ prior written notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at the purchase price equal to that in the Change of Control Offer plus, to the extent not included in the Change of Control Offer payment, accrued and unpaid interest and additional amounts, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption.
Section 4.09Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue or assume any Indebtedness secured by a Lien (the “Initial Lien”) upon any property or assets of the Company or any Restricted Subsidiary (other than the Capital Stock of any Unrestricted Subsidiary) without effectively providing that the Notes (together with, if the Company so determines, any other Indebtedness or obligations then existing or thereafter created) shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured; provided, however, that any Lien created for the benefit of the Holders of the Notes (and, if applicable, Holders of such other Indebtedness or obligations) pursuant to the foregoing shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien; except that the foregoing provisions shall not apply to (without duplication) any Permitted Lien.
Section 4.10Limitation on Sale and Leaseback Transactions. The Company will not and will not permit any Restricted Subsidiary to enter into any Sale and Leaseback Transaction unless:
(a)either the Company or such Restricted Subsidiary would be entitled:

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(i)pursuant to Section 4.03 above, to Incur Indebtedness in a principal amount equal to or exceeding the Attributable Debt in respect of such Sale and Leaseback Transaction; and
(ii)pursuant to Section 4.09 above, to Incur a Lien to secure such Indebtedness;
(b)the net proceeds received by the Company or such Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the Fair Market Value (as determined by the Board of Directors of the Company) of such property; and
(c)the Company or such Restricted Subsidiary applies the proceeds of such Sale and Leaseback Transaction in compliance with Section 4.06.
Section 4.11Maintenance of Corporate Existence. Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and shall use its reasonable efforts to do or cause to be done all things necessary to preserve and keep in full force and effect its rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the failure to do so does not, and would not reasonably be expected to have a Material Adverse Effect.
Section 4.12Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any Subsidiary Guarantor to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals and replacements, thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.12 shall prevent the Company from discontinuing the operation or maintenance of any of such properties or the supply of equipment if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary Guarantor and would not reasonably be expected to have a Material Adverse Effect.
Section 4.13Compliance with Applicable Laws. The Company shall, and shall cause each Subsidiary Guarantor to, comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 4.14Permitted Lines of Business. The Company and its Restricted Subsidiaries will not engage in any business other than a Similar Business.
Section 4.15Payment of Taxes and Other Claims. The Company shall, and shall cause each Subsidiary Guarantor to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties before they shall become delinquent and (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, would reasonably be expected to give rise to a Lien upon any of its properties, unless in each of clause (a) and clause (b), such taxes, assessments, governmental charges or levies or lawful claims are then the subject of a Good Faith Contest or except where nonpayment thereof would not have a Material Adverse Effect.
Section 4.16Appointment of the Trustee. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, shall appoint in the manner provided in Section 7.07, a successor Trustee, so that there shall at all times be a Trustee with respect to the Notes.
Section 4.17Maintenance of Books and Records. The Company shall keep, and shall cause each Subsidiary Guarantor to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

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Section 4.18Maintenance of Office or Agency in the State of New York. The Company shall ensure the maintenance in the State of New York an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to ensure the maintenance of any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office, and, in such event, the Trustee shall act as the Company’s agent to receive all such presentations, surrenders, notices and demands.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve either the Company of its obligation to maintain an office or agency in the State of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
Section 4.19Statement as to Compliance; Notices of Certain Events. The Company will deliver to the Trustee within 120 days of the end of each fiscal year of the Company (i.e. April 30 of each year), a certificate, from its principal executive officer, principal financial officer or principal accounting officer, stating whether or not to the best knowledge of the signer thereof the Company is in compliance (without regard to periods of grace or notice requirements) with all conditions and covenants under this Indenture, and if the Company shall not be in compliance, specifying such non-compliance and the nature and status thereof of which such signer may have knowledge.
The Company shall, and shall cause the Restricted Subsidiaries to, so long as any of the Notes are outstanding, deliver to the Trustee, within ten Business Days after obtaining actual knowledge thereof, written notice in the form of an Officer’s Certificate, of any Default that has occurred and is still continuing, of the status thereof and what action the Company is taking or proposing to take with respect thereof.
Section 4.20Singapore Listing. (a) The Company will each use commercially reasonable efforts to obtain and maintain listing of the Notes on the Singapore Exchange Securities Trading Limited (the “Singapore Stock Exchange”). So long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require, transfers or exchange of definitive Notes may be made by presenting and surrendering such Notes at, and obtaining new definitive Notes from, the office of a Singapore paying agent to be appointed by the Company, such Singapore paying agent to have the same duties and rights conferred to a Paying Agent. The Notes will be traded in a minimum board lot size of U.S.$200,000 as long as the Notes are listed on the Singapore Stock Exchange.
Section 4.21Additional Amounts. All payments by the Company in respect of the Notes or the Subsidiary Guarantors in respect of the Note Guarantees shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction unless the Company or the Subsidiary Guarantors are required by law to deduct or withhold such Taxes. In the event that withholding or deduction is required by the Company in respect of the Notes or the Subsidiary Guarantors in respect of the Note Guarantees for or on account of any Taxes imposed or levied by or on behalf of any jurisdiction which the Company or Subsidiary Guarantors are organized or are resident for tax purposes, or

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any other jurisdiction through which any payments under the Notes are made by or on behalf of the Company or the Subsidiary Guarantors, or any political subdivision thereof, having power to tax (a “Relevant Jurisdiction”), the Company or the Subsidiary Guarantors will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental or other authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by Holders of Notes after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction (“Additional Amounts”). However, no such Additional Amounts shall be payable:
•to, or to a third party on behalf of, a Holder or beneficial owner who is liable for any present or future Taxes in respect of a Note by reason of the existence of any present or former connection between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust, a partnership, a limited liability company or a corporation) and the Relevant Jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the Note or enforcement of rights and the receipt of payments with respect to the Note;
•in respect of Notes presented (if presentation is required) more than 30 days after the Relevant Date (as defined below) except to the extent that the Holder of such Note would have been entitled to such Additional Amounts, on surrender of such Note for payment on the last day of such period of 30 days;
•in relation with the application of Luxembourg law of December 23, 2005, as amended from time to time, introducing a 20% withholding Tax on certain interest payments made for the immediate benefit of individuals resident in Luxembourg;
•in respect of any Taxes imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version), current or future U.S. Treasury Regulations issued thereunder or any official interpretation thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any fiscal or governmental regulations, rules or practices adopted pursuant to such intergovernmental agreement;
•to, or to a third party on behalf of, a Holder or beneficial owner who is liable for any present or future Taxes by reason of such Holder’s or a beneficial owner’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Jurisdiction, if (1) compliance is required by the Relevant Jurisdiction as a precondition to exemption from, or reduction in the rate of, the Tax and (2) the Company has given at least 30 days’ notice, addressed to the Holders, that Holders or beneficial owners will be required to comply with such certification, identification or other requirement;
•in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar Tax;
•in respect of any Tax which is payable other than by deduction or withholding from payments of principal of or interest on the Note; or
•in respect of any combination of the above.

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In addition, no Additional Amounts shall be paid with respect to any payment on a Note to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest Holder in a limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Holder.
“Relevant Date” means, with respect to any payment on a Note, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which notice is given to the Holders that the full amount has been received by the Trustee. The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither the Company nor the Subsidiary Guarantors shall be required to make a payment with respect to any Taxes imposed by any government or a political subdivision or taxing authority thereof or therein.
In the event that Additional Amounts actually paid with respect to the Notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder or a beneficial owner of such Notes, and, as a result thereof such Holder or beneficial owner is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder or beneficial owner shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company or, as the case may be, the Subsidiary Guarantors.
Any reference in this Indenture or the Notes to principal, interest or any other amount payable in respect of the Notes by the Company or the Note Guarantees by the Subsidiary Guarantors will be deemed also to refer to any Additional Amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this Section 4.21.
The Company or the relevant Subsidiary Guarantor, as the case may be, shall use reasonable efforts to furnish to the Trustee the official receipts (or a certified copy of the official receipts) evidencing payment of any Tax. Copies of such receipts shall be made available to Holders of the Notes by the Trustee upon request.
The Company and each Subsidiary Guarantor shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies, and any penalties, additions to tax or interest due with respect thereto, that may be imposed in any jurisdiction from the execution, issue, delivery or registration of the Notes, this Indenture or any other document or instrument referred to herein or therein, or in connection with any enforcement action, excluding (i) any such taxes, charges or similar levies imposed by any jurisdiction outside of Luxembourg or the jurisdiction of incorporation of such Subsidiary Guarantor other than those resulting from, or required to be paid in connection with, the enforcement of the Notes following the occurrence of any Default or Event of Default, and

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(ii) any such taxes, charges or similar levies imposed by Luxembourg arising from the registration by, or on behalf of a holder, or other action and not required for the enforcement of the Notes.
Section 4.22Guarantees by Significant Subsidiaries. If, after the Issue Date, the Company or any Subsidiary Guarantor acquires or creates a Significant Subsidiary or (ii) if, as of the end of any fiscal year after the Issue Date, any Person (other than a Subsidiary Guarantor) is a Significant Subsidiary (based on the audited financial statements of the Company delivered to the Trustee pursuant to the covenant described in Section 4.02), within 15 Business Days of such acquisition, creation or delivery of financial statements, as applicable, the Company will cause such Significant Subsidiary to:
(A)execute and deliver to the Trustee a supplemental indenture in the form attached as an exhibit to this Indenture pursuant to which such Significant Subsidiary shall, subject to applicable legal limitations, unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture; and
(B)deliver to the Trustee one or more opinions of counsel that (a) such supplemental indenture has been duly authorized, executed and delivered by such Significant Subsidiary, (b) such supplemental indenture constitutes a valid and legally binding obligation of such Significant Subsidiary in accordance with its terms and (c) all conditions precedent to the execution of such supplemental indenture have been satisfied.
Notwithstanding the foregoing,
(1)such Significant Subsidiary will not be required to guarantee the Company’s obligations under the Notes and this Indenture if (a) the Company and the other Subsidiary Guarantors at the time of determination would directly (i) hold at least 75% of the Company’s Consolidated Total Assets on a consolidated basis as of the most recent quarterly balance sheet and (ii) generate revenues of at least 75% of the Company’s Consolidated Net Revenue on a consolidated basis for the twelve-month period ending on the date of the Company’s most recent quarterly consolidated statement of income; or (b) such Significant Subsidiary is not permitted to do so under local law or due to a contractual restriction or because of the existence of minority shareholders; and
(2)any such Significant Subsidiary’s guarantee of the Company’s obligations under the Notes and this Indenture will be limited to the maximum amount that (i) would not render such Significant Subsidiary’s obligations subject to avoidance under applicable law, including applicable fraudulent conveyance laws, or (ii) would not result in a breach or violation by such Significant Subsidiary of any then-existing agreement to which it is party.
Section 4.23Payments and Paying Agents. (a) Whenever the Company shall appoint a Paying Agent other than The Bank of New York Mellon with respect to the Notes, it will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.23:

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(i)that it will hold all sums received by it as such agent for the payment of the principal of or interest, as the case may be, on any Notes (whether such sums have been paid to it by or on behalf of the Company or by any other obligor on the Notes) in trust for the benefit of the Holders;
(ii)that it will give the Trustee notice of any failure by the Company (or by any other obligor on the Notes) to make any payment of the principal of or interest on any Notes, as the case may be (including Additional Amounts) and any other payments to be made by or on behalf of the Company under this Indenture or the Notes when the same shall be due and payable; and
(iii)that it will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request at any time during the continuance of the failure referred to in clause (ii) above.
(a)The Trustee shall arrange with the Paying Agent for the payment, from funds furnished by the Company to the Trustee pursuant to this Indenture, of the principal of and interest and other amounts due on the Notes (including Additional Amounts) and of the compensation of such Paying Agent for its services as such.
(b)Anything in this Section 4.23 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a satisfaction and discharge with respect to any Notes hereunder, or for any other reason, pay or cause to be paid to the Trustee all sums held in trust for such Notes by the Company or the Paying Agent hereunder as required by this Section 4.23, such sums to be held by the Trustee upon the trusts herein contained.
(c)Anything in this Section 4.23 to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Section 8.02.
(d)The Company agrees to indemnify the Holders and the Trustee (which for purposes of this Section 4.23(e) shall be deemed to include its directors, officers, agents and employees) against any failure on the part of the Paying Agent to pay, in accordance with the terms hereof, any sum due in respect of the Notes on the applicable payment date.
Section 4.24Ranking. The Company and each Subsidiary Guarantor shall ensure that the Notes and the Note Guarantees, respectively, will constitute general senior unconditional and unsubordinated obligations of the Company and such Subsidiary Guarantor, respectively, and will rank at least equally to all other present and future senior unsecured obligations of the Company and such Subsidiary Guarantor, respectively (other than obligations preferred by statute or by operation of law).
Section 4.25Further Actions.Upon the request of the Trustee, each of the Company and each Subsidiary Guarantor shall execute such further documents and do all acts and things as may be reasonably necessary in order to give effect to this Indenture, the Notes and each Note Guarantee.
Article 5

Consolidation, Merger, Conveyance, Sale or Lease

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Section 5.01Consolidation, Merger, Conveyance, Sale or Lease. The Company will not consolidate with or merge into another Person or sell, convey, transfer, or otherwise dispose of or lease all or substantially all of its assets (determined on a consolidated basis) to any Person unless:
(a) (i) the Company is the continuing Person or (ii) the resulting, surviving or transferee Person (the “Successor Company”) is organized and existing under the laws of Argentina, Brazil, Uruguay, the United States of America, any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) and expressly assumes by supplemental indenture, executed and delivered to the Trustee, in form as set forth in this Indenture or as otherwise satisfactory to the Trustee, all of the obligations of the Company under this Indenture and the Note Guarantees;
(b)immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(c)immediately after giving effect to such transaction, the Company or the Successor Company (i) could Incur at least U.S.$1.00 of Indebtedness under clause (1) of the covenant described under Section 4.03 above or (ii) would have a Net Debt to EBITDA Ratio less than or equal to that of the Company immediately prior to such transaction;
(d)each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (a) above shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes unless such Subsidiary Guarantor’s then existing Note Guarantee remains in full force and effect; and
(e)the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Indenture and that all conditions precedent therein relating to such transaction have been complied with.
None of the Subsidiary Guarantors shall, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than the Company or any Restricted Subsidiary) unless:
(1) (x) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of Argentina, Brazil or Uruguay, or any political subdivision thereof, the United States of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co- operation and Development (OECD), and (y) such Person shall expressly assume, by supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under such Note Guarantee;
(2)immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

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(3)the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guarantee agreement, if any, complies with this Indenture;
provided, however, that the provisions of this paragraph shall not apply if such Subsidiary Guarantor is released from its Note Guarantee pursuant to clause (i) or (ii) of Section 10.09(f) as a result of such sale, disposition, consolidation, amalgamation or merger.
Notwithstanding the restriction described in clause (b) and (c) of the first paragraph of this Section 5.01 or clause (2) of the second paragraph of this Section 5.01, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, the Company may merge into a Restricted Subsidiary for the purpose of reincorporating the Company in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.
Article 6

Defaults and Remedies
Section 6.01Events of Default. An “Event of Default” with respect to the Notes is defined in this Indenture as being a:
(1)default for 30 days in payment of any interest or Additional Amounts on the Notes when the same becomes due and payable;
(2)default in payment of principal of or premium, if any, on the Notes when the same becomes due and payable, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;
(3)failure by the Company to comply with the provisions described under Article 5;
(4)default in the performance, or breach, of any other covenant or obligation of the Company or any Restricted Subsidiary in this Indenture and continuance of such default or breach for a period of 60 consecutive days after written notice specifying such default or breach is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes;
(5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(A)is caused by a failure to pay principal of or interest or premium (or Additional Amounts) on such Indebtedness within any applicable grace period (a “Payment Default”); or
(B)results in the acceleration of such Indebtedness prior to its Stated Maturity,

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and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates U.S.$60.0 million (or its equivalent in other currencies at the time of determination) or more;
(6)any final judgment or order for the payment of money in excess of U.S.$60.0 million (or its equivalent in other currencies at the time of determination) is rendered against the Company or any Significant Subsidiary and such judgment or order is not paid (whether in full or if there is a failure to pay installments in accordance with the terms of the judgment aggregating in excess of U.S.$60.0 million) or otherwise discharged and remains unstayed for a period of 60 days after such judgment becomes final and non- appealable;
(7)any involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, administrador judicial, liquidator, custodian or other similar official of it or any substantial part of its assets, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or a non-appealable final order for relief is entered against the Company or any Significant Subsidiary under relevant bankruptcy laws as now or hereafter in effect;
(8)the Company or any Significant Subsidiary (i) commences a voluntary case or other proceeding seeking liquidation, reorganization concurso preventivo, recuperação judicial or extrajudicial or seeks approval of its creditors for an acuerdo preventivo extrajudicial or files for courts endorsement of any such acuerdo preventivo extrajudicial or other relief with respect to itself or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, síndico, administrador judicial, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the assets of the Company or any such Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors;
(9)any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or the Company or any Subsidiary Guarantor denies or disaffirms its obligations under the Notes; or
(10)all or substantially all of the assets and revenues of the Company and its Restricted Subsidiaries, taken as a whole, is condemned, seized or otherwise appropriated by any Person acting under the authority of any national, regional or local government or the Company or any Significant Subsidiary is prevented by any such Person from exercising normal control over all or substantially all of the assets and revenues of the Company and its Restricted Subsidiaries, taken as a whole.
The Company will deliver to the Trustee, within ten Business Days after obtaining actual knowledge thereof, written notice of any Default or Event of Default that has occurred and is still continuing, its status and what action the Company is taking or proposing to take in respect thereof. The Trustee may withhold notice to the Holders of the Notes of any Default or Event of Default (except in payment of principal of, or interest or premium (and Additional Amounts), if any, on the Notes) if the Trustee in good faith determines that it is in the

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interest of the Holders of the Notes to do so. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) with respect to the Notes specified therein shall have happened and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, by written notice to the Company (and to the Trustee if notice is given by the Holders), may declare the principal amount of (and interest on) all the Notes to be due and payable immediately. If an Event of Default specified in Section 6.01(7) or (8) shall have happened, the principal amount of all the Notes will be immediately due and payable without notice or any other act on the part of the Trustee or any Holder of the Notes. However, if the Company cures all Defaults (except the nonpayment of principal of and accrued interest or premium (and Additional Amounts) on Notes at maturity or which shall become due by acceleration) and certain other conditions are met, including the deposit with the Trustee of a sum sufficient to pay all sums paid or advanced by the Trustee and the reasonable fees, expenses, disbursements and advances of the Trustee, its agents and counsel incurred in connection with such Event of Default, such declaration may be rescinded and annulled by the Holders of not less than a majority in aggregate principal amount of the Notes. In addition, past Defaults with respect to the Notes may be waived by the Holders of not less than a majority in aggregate principal amount of the Notes except (i) a Default in the payment of principal of (or premium, if any) or interest or premium (and Additional Amounts), if any, on any Note or (ii) in respect of a provision of this Indenture which cannot be amended without the consent of the Holder of each outstanding Note affected thereby.
Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee. Subject to such provision for indemnification, the Holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that the Trustee is offered indemnity or security satisfactory to it; provided, further that the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine that the action so directed conflicts with any law or the provisions of this Indenture if the Trustee shall determine that such action would be prejudicial to Holders of the Notes not taking part in such direction or if the Trustee determines in good faith that such action would involve the Trustee in personal liability.
No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:
(1)such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
(2)the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee thereunder;

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(3)such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
(4)the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(5)no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner therein provided and for the equal and ratable benefit of all such Holders.
Notwithstanding any other provision of this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest (and Additional Amounts), if any, on such Note and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.
The Trustee shall not be deemed to have notice of any Default or Event of Default (other than a payment default) unless written notice of any event which is in fact such a default is received by a Trust Officer at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
Section 6.02Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
Section 6.03Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.06.
Section 6.04Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Bankruptcy Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the

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event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06.
Section 6.05Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:
FIRST:    to the Trustee for amounts due under Section 7.06;
SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
THIRD:    to the Company.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.05 and shall promptly notify the Company thereof. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
Section 6.06Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.06 does not apply to a suit by the Trustee, a suit by a Holder pursuant to this Section 6.06 or a suit by Holders of more than 10% in principal amount of the Notes.
Section 6.07Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
Article 7

Trustee
Section 7.01Duties of Trustee. (a) Except during the continuance of an Event of Default:
(i)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. Notwithstanding the foregoing, the Trustee shall examine such certificates and opinions to determine

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whether or not they conform to the requirements of this Indenture (but need not, and is under no obligation to, confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(a)Following the occurrence and continuance of an Event of Default, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs. Except during the continuance of an Event of Default, (i) the Trustee and Paying Agent undertake to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Paying Agent; and (ii) in the absence of bad faith on the part of the Trustee or the Paying Agent, the Trustee or the Paying Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or the Paying Agent and conforming to the requirements of this Indenture. However, in the case of any certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee or the Paying Agent, the Trustee and the Paying Agent shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of the mathematical calculations or other facts stated therein).
(b)The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(i)this Section 7.01(c) does not limit the effect of Section 7.01(a);
(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Indenture.
(c)Every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), (b) and (c).
(d)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
(e)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(f)No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(g)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

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Section 7.02Rights of Trustee. (a) Subject to Section 7.01 hereof, the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it in good faith to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document but may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(a)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.
(b)The Trustee may act through agents and shall not be responsible for the misconduct or gross negligence of any agent appointed with due care.
(c)The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
(d)The Trustee may consult with counsel appointed with due care and the advice or Opinion of Counsel of such counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or such opinion of such counsel.
(e)In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(f)The Trustee shall not be deemed to have notice of any Default or Event of Default (other than a payment default under Sections 6.01(1) or (2)) unless a Trust Officer of the Trustee has written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(g)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and the Paying Agent and each agent, custodian and other Person employed to act hereunder.
(h)The Trustee may require that the Company delivers a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
(i)In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, pandemics or epidemics, or acts of God, governmental action, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted

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practices in the banking industry to resume performance as soon as practicable under the circumstances.
(j)Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate of the Company (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors of the Company may be evidenced to the Trustee or the Paying Agent by copies thereof certified by the Secretary or an Assistant Secretary (or equivalent Officer) of the Company.
(k)The Trustee and the Paying Agent shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee or the Paying Agent security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred thereby.
(l)The permissive rights of the Trustee enumerated herein shall not be construed as duties of the Trustee.
Section 7.03Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.09.
Section 7.04Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Note Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.
Section 7.05Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or interest or premium (and Additional Amounts), if any, on any Note (including payments pursuant to the mandatory redemption provisions of, or interest, if any, on the Notes), the Trustee may withhold the notice if and so long as the Trustee determines in good faith that withholding the notice is in the interests of Holders. The Trustee shall not be charged with knowledge of any Default or Event of Default other than a Default under Section 6.01(1) or 6.01(2) hereof unless a Trust Officer in the Corporate Trust Office of the Trustee shall have received written notice thereof from the Company or a Holder, expressly referencing this Indenture and the Notes.
Section 7.06Compensation and Indemnity. The Company agrees to pay to the Trustee, the Registrar, the Transfer Agent and the Paying Agent from time to time such compensation for its services hereunder as the parties may from time to time agree in writing in a signed fee letter. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. Except as otherwise expressly provided herein, the Company agrees to reimburse each of the Trustee, the Registrar, the Transfer Agent, the Paying Agent and the other agent parties hereunder upon its request for all reasonable expenses, disbursements and advances incurred or made by any of them in accordance with any provision of this Indenture (including the compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its willful misconduct, negligence or bad faith. Each of the Company and each Subsidiary Guarantor, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee (which for purposes of this Section 7.06 shall be deemed to include its directors, officers, agents and employees), the Registrar, the Transfer Agent, the Paying Agent and the other agent parties

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hereunder against any and all loss, liability or expense (including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) and reasonable and documented attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and/or the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 7.06, except to the extent that such loss, damage, claim, liability or expense is due to its own willful misconduct, negligence or bad faith. The Trustee, the Registrar, the Transfer Agent, the Paying Agents or the other agent parties hereunder, as applicable, shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee, the Registrar, the Transfer Agent, and the Paying Agent or the other agent parties hereunder to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee, the Registrar, the Transfer Agent, the Paying Agent or the other agent parties hereunder may have separate counsel and the Company shall pay the reasonable and documented fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if it assumes such indemnified party’s defense and, in such indemnified party’s reasonable judgment, there is no conflict of interest between the Company and such parties in connection with such defense. In no event shall the Company be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstance. The Company does not need to pay for any settlement made without its consent, which consent shall not be unreasonably withheld.
To secure the Company’s obligations in this Section 7.06, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee in any capacity other than money or property held in trust to pay principal of and interest and Additional Amounts, if any, on particular Notes.
The Company agrees to pay by wire transfer the fees and expenses of the Trustee, each Paying Agent and their respective counsel in connection with the negotiation, execution and delivery of this Indenture within three Business Days of receipt of invoices for such fees and expenses.
The Company’s indemnity and payment obligations pursuant to this Section 7.06 shall survive the discharge of this Indenture, final payment on the Notes or the resignation or removal of the Trustee or the other agent parties hereunder. When the Trustee incurs expenses after the occurrence of an Event of Default specified in Section 6.01(6) or (7) with respect to the Company, the expenses are intended to constitute expenses of administration under the U.S. Bankruptcy Code.
Section 7.07Replacement of Trustee. The Trustee may resign at any time by giving thirty (30) days written notice to the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and shall appoint a successor Trustee. The Company shall remove the Trustee if:
(a)the Trustee fails to comply with Section 7.09;
(b)the Trustee is adjudged bankrupt or insolvent;
(c)a receiver or other public officer takes charge of the Trustee or its property; or

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(d)the Trustee otherwise becomes incapable of acting
Furthermore, so long as no Event of Default has occurred and is continuing, the Company may, in its discretion, remove the Trustee at any time.
If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Company shall promptly appoint a successor Trustee; provided such successor Trustee complies, at the time of such appointment, with Section 7.09 hereof.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of 10% in principal amount of the Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.
If the Trustee fails to comply with Section 7.09, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of another successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.
Section 7.08Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation, without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

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Section 7.09Eligibility; Disqualification. The Trustee shall (i) be a licensed bank or trust company having a corporate trust department (or a branch, Subsidiary or other Affiliate thereof) organized and doing business under the laws of the United States or any state thereof and authorized under such laws to exercise corporate trust powers in the United States, (ii) have a combined capital and surplus of at least U.S.$50,000,000 as set forth in its most recent published annual report of condition and (iii) not be affiliated (as that term is defined in Rule 405 under the Securities Act) with the Issuer.
Section 7.10[Reserved].
Section 7.11Appointment of Co-Trustee. (a) Notwithstanding any other provisions of this Indenture, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section 7.11, such powers, duties, obligations and rights as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.09 and no notice to Holders of the appointment of any co-trustee or separate trustee shall be required under Section 7.07 hereof.
(a)Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:
(i)all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;
(ii)no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and
(iii)the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.
(b)Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.
(c)Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of

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its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.
Article 8

Discharge of Indenture; Defeasance
Section 8.01Satisfaction and Discharge of Liability on Notes. This Indenture will be discharged and (together with all Note Guarantees) will cease to be of further effect as to all Notes issued thereunder, when:
1.    (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(a)all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a redemption by the Trustee and, in each case, the Company or any Restricted Subsidiary has irrevocably deposited or caused to be deposited with the Trustee as funds in trust solely for the benefit of the Holders, cash in U.S. dollars and/or U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;
2.    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound;
3.    the Company or any Restricted Subsidiary has paid or caused to be paid all other sums payable by it under this Indenture; and
4.    the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding this Section 8.01, this Article 8 and the Company’s obligations in Sections 2.03, 2.04, 2.06, 2.07, 7.06 and 7.07 shall survive until the Notes have been paid in full. Thereafter, Section 8.03 and the Company’s obligations in Section 7.06 and 8.04 shall survive.

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Section 8.02Application of Trust Money. The Trustee shall hold in trust U.S. dollars or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the U.S. dollars from U.S. Government Obligations through the Paying Agents and in accordance with this Indenture to the payment of principal of and interest and Additional Amounts, if any, on the Notes.
Section 8.03Repayment to Company. The Trustee and the Paying Agents shall promptly turn over to the Company upon written request any excess money or securities held by them at any time.
Subject to any applicable abandoned property law, the Trustee and the Paying Agents shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, interest and Additional Amounts, if any, that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look only to the Company and not to the Trustee or any of the Paying Agents for payment as general creditors.
Section 8.04Reinstatement. If the Trustee or any of the Paying Agents are unable to apply any U.S. dollars or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or such Paying Agent is permitted to apply all such U.S. dollars or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest or Additional Amounts, if any, on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. dollars held by the Trustee or such Paying Agent.
Section 8.05Defeasance. The Company and the Subsidiary Guarantors, at the Company’s option, at any time may elect to have either Section 8.05(a) or Section 8.05(b) applied to all outstanding Notes and the Note Guarantees upon compliance with the conditions set forth in this Section 8.05:
(a)Upon the Company’s election of the “legal defeasance” option applicable to this Section 8.05(a), and subject to the satisfaction of the conditions set forth in Section 8.05(c), the Company and the Subsidiary Guarantors, as applicable, will be discharged from any and all obligations in respect of the Notes and the Note Guarantees (except in each case for certain obligations, including to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust). Subject to compliance with this Section 8.05, the Company may exercise its option under this Section 8.05(a) notwithstanding the prior exercise of its option under Section 8.05(b). If the Company and the Subsidiary Guarantors exercise the “legal defeasance” option, any payment on the Notes may not be accelerated due to an Event of Default with respect thereto.
(b)Upon the Company’s election of the “covenant defeasance” option applicable to this Section 8.05(b), and subject to the satisfaction of the conditions set forth in Section 8.05(c) hereof, the Company and the Subsidiary Guarantors, as applicable, need not comply with the covenants set forth in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.19, 4.20, 4.21, 4.22, 4.24 and 4.25 and Sections 6.01(3), (4), (5), (6) and (9) will no longer constitute Events of Default.
(c)In order to exercise the options set forth in Section 8.05(a) or Section 8.05(b) above the Company must irrevocably deposit with the Trustee, in trust, (1) money, (2) in certain cases, U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount, or (3) a combination thereof, in each case, sufficient to pay and discharge the principal of, interest and

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Additional Amounts, if any, on the outstanding Notes on the dates such payments are due, in accordance with the terms of the Notes, to, but excluding, the redemption date irrevocably designated by the Company pursuant to the final sentence of this Section 8.05(c) on the day on which payments are due and payable in accordance with the terms of this Indenture and of the Notes; and no Event of Default (including by reason of such deposit) with respect to the Notes shall have occurred and be continuing (a) on the date of such deposit and, (b) in the case of legal defeasance only, during the period ending on the 91st day after such date. The defeasance options set forth in Section 8.05(a) or Section 8.05(b) above will become effective only if the Company delivers to the Trustee: (i) an opinion of recognized U.S. counsel independent of the Company to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge of certain obligations, which in the case of Section 8.05(a) must be based on a change in law or a ruling by the U.S. Internal Revenue Service; and (ii) an Opinion of Counsel and an Officer’s Certificate as to compliance with all conditions precedent provided for in this Indenture relating to the satisfaction and discharge of the Notes. If the Company has deposited or caused to be deposited money or U.S. Government Obligations to pay or discharge the principal of (and premium, if any) and interest, if any, on the outstanding Notes to and including a redemption date on which all of the outstanding Notes are to be redeemed, such redemption date shall be irrevocably designated by the Company on or prior to the date of deposit of such money or U.S. Government Obligations, and such designation shall be accompanied by an irrevocable request from the Company that the Trustee give notice of such redemption in the name of and at the expense of the Company not less than 10 nor more than 60 days prior to such redemption date in accordance with this Indenture.
Article 9

Amendments
Section 9.01Without Consent of Holders. Notwithstanding Section 9.02, without the consent of any Holder of the Notes, the Company, the Trustee and, if applicable, the Subsidiary Guarantors may amend or supplement this Indenture, the Notes or any Note Guarantees:
1.to cure any ambiguity, defect or inconsistency, in a manner that is not materially adverse to the interests of the Holders of the Notes;
2.to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that uncertificated Notes are issued in registered form for purposes of Section 163(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;
3.to provide for the assumption of the Company or a Subsidiary Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable;
4.to make any change (i) that would provide any additional rights or benefits to the Holders of Notes or (ii) that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;
5.to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the Section “Description of the Notes” of the Offering Memorandum;

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6.to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture; or
7.to allow any existing Subsidiary Guarantor or a new Subsidiary Guarantor to execute a supplemental Indenture or an offer letter (as required by applicable law in the jurisdiction of a Subsidiary Guarantor) with respect to a Note Guarantee and/or a Note Guarantee with respect to the Notes.
The Trustee shall receive an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to any modification of this Indenture, have been met and that such modification is authorized and permitted under this Indenture.
After any amendment described herein becomes effective, the Company will mail to the Holders of the Notes a notice in accordance with the procedure set forth in Section 12.01 briefly describing such amendment. However, the failure to give notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment under this Section 9.01.
Section 9.02With Consent of Holders. The Company, the Subsidiary Guarantors and the Trustee, with the consent of the Holders of a majority in aggregate in principal amount of the outstanding Notes, may modify this Indenture or any supplemental indenture or the rights of the Holders of the Notes; provided that no such modification shall without the consent of the Holder of each outstanding Note affected thereby (with respect to any Notes held by a non- consenting Holder):
(a)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(b)reduce the principal of or change the stated maturity of any Note or reduce the amount payable upon redemption of any Note or change the time at which any Note may be redeemed;
(c)reduce the rate of or extend the time for payment of interest on any Notes;
(d)make any Notes payable in money other than that stated in the Notes;
(e)make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of, or interest or premium on, the Notes;
(f)amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under Section 4.06 after the obligation to make such Asset Sale Offer has arisen; or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Repurchase Event in accordance with the covenant described under Section 4.08 after such Change of Control Repurchase Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto;
(g)reduce any premium and Additional Amounts with respect to any Note; or
(h)amend or modify any payment provision of the Note Guarantees or the Notes by the Company or any Subsidiary Guarantor that would adversely affect Holders of the Notes.

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Notes owned by the Company, the Subsidiary Guarantors or any of their Affiliates shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
After an amendment under this Section 9.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.
Section 9.03Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the earlier of (i) the date the right to deliver a consent or waiver expires and (ii) the date the amendment or waiver become effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.
(a)The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.03(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
Section 9.04Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of that Note to deliver it to the Trustee. The Trustee may place an appropriate notation on that Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for that Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
Section 9.05Trustee to Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel each stating that such amendment is authorized or permitted by this Indenture.
Article 10

Note Guarantees

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Section 10.01Guarantees. Subject to the provisions of this Article 10, the Subsidiary Guarantors hereby irrevocably and unconditionally guarantee, jointly and severally with all subsequent Subsidiary Guarantors, if any, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under this Indenture.
Section 10.02Guarantee Unconditional. The obligations of any Subsidiary Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:
(a)any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under this Indenture or any Note, by operation of law or otherwise;
(b)any modification or amendment of or supplement to this Indenture or any Note;
(c)any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in this Indenture or any Note;
(d)the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;
(e)any invalidity or unenforceability relating to or against the Company for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or any interest on any Note or any other amount payable by the Company under this Indenture; or
(f)any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantors’ obligations hereunder.
Section 10.03Discharge; Reinstatement. The Subsidiary Guarantors’ obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Subsidiary Guarantors’ obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.
Section 10.04Waiver by the Subsidiary Guarantors. The Subsidiary Guarantors irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.
Section 10.05Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under the Note Guarantee, the Subsidiary Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation; provided that such Subsidiary Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise,

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from any other Subsidiary Guarantor, if any, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.
Section 10.06Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Subsidiary Guarantors hereunder forthwith on demand by the Trustee or the Holders.
Section 10.07Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Note Guarantee, each Subsidiary Guarantor and, by its acceptance of Notes, each Holder hereby confirms that it is the intention of all of them that the guarantee of the Subsidiary Guarantors not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the laws of Argentina, the laws of Brazil, the U.S. Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its guarantee are limited to the maximum amount that would not render the Subsidiary Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the laws of Argentina, the laws of Brazil or the U.S. Bankruptcy Code or any comparable provision of state law.
The Trustee, the Holders and the Subsidiary Guarantors further hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its guarantee are limited to the maximum amount that (1) would not render each Subsidiary Guarantor’s obligations subject to avoidance under applicable law, including applicable fraudulent conveyance laws or (2) would not result in a breach or violation by such Subsidiary Guarantor of any agreement to which such Subsidiary Guarantor is a party and entered into prior to the date that the Subsidiary Guarantor constituted a Significant Subsidiary.
Section 10.08Execution and Delivery of Guarantee. The execution by the Brazilian Subsidiary Guarantor and the Uruguayan Subsidiary Guarantor of this Indenture and the execution by the Argentine Subsidiary Guarantors of the Acceptance Letter evidences the guarantee of the Subsidiary Guarantors, whether or not the person signing as an officer of each Subsidiary Guarantor still holds that office at the time of the authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the guarantee set forth in this Note Guarantee on behalf of the Subsidiary Guarantor.
Section 10.09Release of Subsidiary Guarantor. The guarantee of a Subsidiary Guarantor will terminate upon:
(a)a sale or disposition (including by way of consolidation or merger) of all or a portion of the Capital Stock of such Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary of the Company;
(b)a sale or disposition (including by way of consolidation or merger) of all or substantially all of the assets of such Subsidiary Guarantor to a Person that is not the Company or a Restricted Subsidiary;
(c)defeasance or discharge of the Notes, as provided in Article 8 of this Indenture;
(d)the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; or
(e)such Subsidiary Guarantor ceasing to be a Significant Subsidiary; provided that the Company and the other Subsidiary Guarantors at the time of determination would directly (i) hold at least 75% of the Company’s Consolidated Total Assets on a

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consolidated basis as of the most recent quarterly balance sheet and (ii) generate revenues of at least 75% of the Company’s Consolidated Net Revenue on a consolidated basis for the twelve-month period ending on the date of the Company’s most recent quarterly consolidated statement of income, provided that any such transaction is carried out pursuant to, and in accordance with, all other applicable provisions of this Indenture.
Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably requested by the Company in writing in order to evidence the release of such Subsidiary Guarantor from its obligations under its guarantee.
Article 11

Release of Covenants
Section 11.01Release of Covenants. (a) If on any date following the Issue Date:
(i) (1)    the Notes have been assigned an Investment Grade Rating by any two Rating Agencies; and
(ii)no Default shall have occurred and be continuing (each of (1)(a) and (1)(b) under this Section 11.01, a “Covenant Suspension Event”), then, beginning on that day and subject to the provisions of Section 11.01(b), the Suspended Covenants will automatically, without any notice of any kind, be suspended (and the Company and its Subsidiaries will have no obligation or liability whatsoever with respect to such covenants).
(a)If, during any period in which the Suspended Covenants are suspended (the “Suspension Period”), the Notes cease to have an Investment Grade Rating by two Rating Agencies (the “Reversion Date”), the Suspended Covenants will thereafter be reinstated and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating by any two Rating Agencies (in which event the Suspended Covenants will again be suspended for such time that the Notes maintain an Investment Grade Rating by any two Rating Agencies); provided, however, that no Default or breach or violation of any kind will be deemed to exist under this Indenture, the Notes or any Note Guarantee with respect to the Suspended Covenants (whether during the period when the Suspended Covenants were suspended or thereafter) based on, and none of the Company or any of its Restricted Subsidiaries will bear any liability (whether during the period when the Suspended Covenants were suspended or thereafter) for, any actions taken or events occurring after the Notes attain an Investment Grade Rating by any two Rating Agencies and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time (whether during the period when the Suspended Covenants were suspended or thereafter) pursuant to any contractual obligation arising prior to the reinstatement, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period.

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On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.03(1) or one of the clauses set forth in Section 4.03(2)(b) thereto (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be permitted to be Incurred pursuant to Section 4.03, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(2)(b)(ii).
The Company shall give the Trustee written notice of any Covenant Suspension Event and in any event not later than five Business Days after such Covenant Suspension Event has occurred. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.
Article 12

Miscellaneous
Section 12.01Notices. (a) Any notice or communication to the Company, any Subsidiary Guarantor, the Trustee, the Registrar, the Transfer Agent or the Paying Agent shall be in writing in English or a certified translation, and delivered in person, sent by electronic mail, or mailed by first-class mail addressed as follows:
if to the Company or any Subsidiary Guarantor:
Adecoagro S.A.
Fondo de la Legua 936,
B1640EDO, Martinez,
Provincia de Buenos Aires, Argentina
Attention: Mariano Bosch and Emilio Gnecco
Facsimile: +54 11 4836-8639
Email: mbosch@adecoagro.com; egnecco@adecoagro.com
if to the Trustee or the Paying Agent:
The Bank of New York Mellon
240 Greenwich Street, 7E New York, New York 10286
United States
Attention: Corporate Trust
Telephone: +1 (212) 635-1461
Email: richard.jaronczyk@bny.com
The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, electronic transmission or other similar electronic methods. If the party elects to give the Trustee e-mail or electronic instructions (or instructions by a similar

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electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.
The Trustee may rely upon and comply with instructions or directions sent via unsecured electronic or email transmission and the Trustee shall not be liable for any loss, liability or expense of any kind incurred by the Company or the Holders due to the Trustee’s reliance upon and compliance with instructions or directions given by unsecured electronic or email transmission, provided, however, that such losses have not arisen from the negligence or willful misconduct of the Trustee, it being understood that the failure of the Trustee to verify or confirm that the person providing the instructions or directions, is, in fact, an authorized person does not constitute negligence or willful misconduct.
Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of Global Notes, notice to the Holders may be made electronically in accordance with procedures of the Depositary.
The Company, any Subsidiary Guarantor, the Trustee or the Paying Agents by notice to the other may designate additional or different addresses for subsequent notices or communications.
(a)(i) Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Notes Register. A notice shall be deemed to have been given to a Holder upon the mailing by first class mail, postage prepaid, of such notice to such Holder at its registered addresses as recorded in the Notes Register not later than the latest date, and not earlier than the earliest date, prescribed in the Notes for the giving of such notice. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
(i)Failure to mail a notice or communication to a Holder or any defect in a notice or communication to a Holder shall not affect the sufficiency of such notice or communication with respect to other Holders.
Section 12.02[Reserved].
Section 12.03Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:
(a)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to taking the proposed action or to refraining from taking the proposed action have been complied with; and

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(b)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
Section 12.04Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
(a)a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
Section 12.05When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
Section 12.06Rules by Trustee, Paying Agents and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agents may make reasonable rules for their functions.
Section 12.07Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
Section 12.08Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK. For the avoidance of doubt, articles 410-1 to 410-19 (both inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended, are excluded and shall not apply to the Notes or this Indenture.
Section 12.09Successors. All agreements of the Company and any Subsidiary Guarantor in this Indenture, the Notes and the Note Guarantees shall bind their successors. All agreements of the Trustee in this Indenture shall bind their successors.
Section 12.10Multiple Originals. The parties may sign any number of copies of this Indenture, the Offer Letter and the Acceptance Letter. Each signed copy of this Indenture, the Offer Letter and the Acceptance Letter shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
Section 12.11Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only,

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are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 12.12Consent to Jurisdiction; Appointment of Agent to Accept Service of Process. (a) Each of the Company and each Subsidiary Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consent and submit to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues.
(a)The Company has validly and effectively appointed Cogency Global Inc. (the “Process Agent”), with offices on the date hereof at 122 East 42nd Street, 18th Floor, New York, New York 10168, as its authorized agent upon which process may be served in any action, suit or proceeding referred to in Section 12.12(a). If for any reason such agent hereunder shall cease to be available to act as such, the Company agrees to designate a new agent in the Borough of Manhattan, New York City, New York on the terms and for the purposes of this Section 12.12 reasonably satisfactory to the Trustee. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Company by serving a copy thereof upon the relevant agent for service of process referred to in this Section 12.12 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified air mail, postage prepaid, to the Company at its address specified in or designated pursuant to this Indenture. The Company agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Holders and the Trustee to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Company or bring actions, suits or proceedings against the Company in such other jurisdictions, and in such manner, as may be permitted by applicable law. The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder to a Holder from U.S. dollars into another currency, the Company has agreed, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with such other currency in New York City, New York on the day two Business Days preceding the day on which final judgment is given.
The obligation of the Company in respect of any sum payable by it to a Holder shall, notwithstanding any judgment in a currency (the “judgment currency”) other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder of any sum adjudged to be so due in the judgment currency, such Holder may in

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accordance with normal banking procedures purchase U.S. dollars with the judgment currency; if the amount of U.S. dollars so purchased is less than the sum originally due to such Holder in the judgment currency (determined in the manner set forth in the preceding paragraph), each of the Company and the Subsidiary Guarantors agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder against such loss, and if the amount of the U.S. dollars so purchased exceeds the sum originally due to such Holder, such Holder agrees to remit to the Company such excess, provided that such Holder shall have no obligation to remit any such excess as long as the Company shall have failed to pay such Holder any obligations due and payable under such Note, in which case such excess may be applied to such obligations of the Company under such Note in accordance with the terms thereof.
(b)The provisions of this Section 12.12 shall survive any termination of this Indenture, in whole or in part.
Section 12.13Waiver of Jury Trial. EACH OF THE COMPANY, EACH SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY
Section 12.14Regarding the Paying Agent. (a) Each payment in full of principal, Make-Whole Amount, redemption amount, Additional Amounts, interest or any other amounts payable under this Indenture in respect of any Notes made by or on behalf of the Company to or to the order of the Paying Agent in the manner provided herein or in the Notes on the date due shall be valid and effective to satisfy and discharge the obligation of the Company to make payment of principal, Make-Whole Amount, redemption amount, Additional Amounts interest or any other amounts payable under this Indenture and the Notes on such date, provided, however, that the liability of the Paying Agent hereunder shall not exceed any amounts paid to it by the Company, or held by it, on behalf of the Holders hereunder; and provided further that, in the event that there is a default by the Paying Agent in any payment of principal, Make-Whole Amount, redemption amount, Additional Amounts, interest or any other amounts payable in respect of any Note in accordance with the terms hereof, the Company shall pay on demand such further amounts as will result in the receipt by the Holders of such amounts as would have been received by them had no such default occurred.
(a)The Company undertakes to indemnify each of the Paying Agents and their affiliates against all losses, liabilities, including any and all tax liabilities, which, for the avoidance of doubt, shall include Argentine, Brazilian, Uruguayan and U.S. taxes and associated penalties, costs, claims, actions, damages, expenses or demands which any of them may incur or which may be made against any of them as a result of or in connection with the appointment of or the exercise of the powers and duties by any Paying Agent or its affiliates under this Indenture except as may result from its own negligence, willful misconduct or bad faith or that of its directors, officers or employees or any of them.
(b)The Company acknowledges that the Paying Agent makes no representations as to the interpretation or characterization of the transactions herein undertaken for tax or any other purpose, in any jurisdiction. Each of the Company and each Subsidiary Guarantor represents that it has fully satisfied itself as to any tax impact of this Indenture before agreeing to the terms herein, and is responsible for any and all federal, state, local, income, franchise, withholding, value added, sales, use, transfer, stamp or other taxes imposed by any jurisdiction in respect of this Indenture or the Notes.

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(c)The Company agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Indenture by the Paying Agent.
Section 12.15FATCA. The Company hereby covenants with The Bank of New York Mellon that it will provide The Bank of New York Mellon with such information as it may have in its possession that The Bank of New York Mellon reasonably determines is necessary to enable the determination of whether any payments hereunder are subject to any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement). The Bank of New York Mellon shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. As used herein, “FATCA Withholding Tax” shall mean any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.
ADECOAGRO S.A.
By:
Name:
Title:
[Signature Page to the Indenture]
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ADECOAGRO VALE DO IVINHEMA S.A.
By _______________________________
Title:
[Signature Page to the Indenture]
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ADECOAGRO URUGUAY S.A.
By _______________________________
Title:
[Signature Page to the Indenture]
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THE BANK OF NEW YORK MELLON,
as Trustee, Registrar Transfer Agent and
Paying Agent
By:    _______________________
Name:
Title:    Vice President

[Signature Page to the Indenture]
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RULE 144A/REGULATION S APPENDIX
PROVISIONS RELATING TO INITIAL NOTES
1.Definitions
For the purposes of this Appendix the following terms shall have the meanings indicated below. Other terms used in this Appendix and not defined herein shall have the meanings assigned to them in the Indenture.
“Distribution Compliance Period” means, in respect of any Regulation S Global Notes, the 40 consecutive days beginning on and including the later of (a) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S under the Securities Act) pursuant to Regulation S and (b) the issue date for such Notes.
“Global Note” means any Regulation S Global Note or Restricted Global Note issued in fully registered book-entry form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form set forth in Exhibit 1 to this Appendix.
“Issuer Order” means a written request or order signed in the name of the Company by its chief executive officer or its chief operating officer, or in the case of authentication of the Notes, two Officers of the Company and delivered to the Trustee.
“Non-U.S. Person” has meaning given to it in Regulation S.
“Notes” means the (1) U.S.$500,000,000 aggregate principal amount of 7.500% Senior Notes due 2032 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“Regulation S Global Note” means a single, permanent Global Note in definitive, fully registered book-entry form sold outside of the United States in reliance on Regulation S.
“Restricted Global Note” means a single, permanent Global Note in definitive, fully registered form without interest coupon, constituting a Restricted Note.
“Restricted Note” means a Note that constitutes a “restricted security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Note.
“Restricted Notes Legend” has the meaning set forth in Section 2.1(6).
“Securities Custodian” means the custodian with respect to a Global Note (as appointed by DTC), or any successor Person thereto and shall initially be The Bank of New York Mellon.
2.The Notes

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2.1Form and Registration.
(1)Form and Registration. The certificates representing the Notes shall be issued in fully registered form without interest coupons.
(2)Regulation S Global Note. Notes offered and sold in reliance on Regulation S under the Securities Act shall initially be represented by one or more Regulation S Global Notes, which shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream (as indirect participants in DTC).
(3)Restricted Global Note. Notes sold in reliance on Rule 144A under the Securities Act shall be represented by one or more Restricted Global Notes and shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Each Global Note shall be subject to certain restrictions on transfer, set forth in Section 2.3 and 2.4 of this Appendix.
(4)Ownership. Ownership of beneficial interests in a Global Note shall be limited to persons who have accounts with DTC or Euroclear and Clearstream, as indirect participants in DTC (“participants”), or persons who hold interests through participants. Ownership of beneficial interests in a Global Note shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Restricted Global Note, directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.
Investors may hold their interests in a Regulation S Global Note, directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
So long as DTC or its nominee is the registered owner or Holder of a Global Note, DTC or such nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in a Global Note shall be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture. Payments made with respect to a Global Note shall be made to DTC or its nominee, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Note, shall credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on its records. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants shall be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments shall be the responsibility of such participants.

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(5)Limitation on Obligations. Although DTC, Euroclear and Clearstream are expected to follow the procedures set forth in the Indenture in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or any Paying Agent shall have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
(6)Successors; Definitive Notes. If (i) DTC is at any time unwilling or unable to continue as a Depositary for the Global Notes and a successor Depositary or clearing agency is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing and the Registrar and the Company has received a written request from a beneficial owner of Notes to issue its proportionate interest in the Global Note, the Company shall issue certificated Notes which may bear the Restricted Notes Legend set forth in Exhibit 1 to this Appendix (the “Restricted Notes Legend”) to all beneficial owners, in exchange for their beneficial interests in Global Notes. Holders of an interest in a Global Note may receive certificated Notes, which may bear the legend set forth in Exhibit 1 to this Appendix, in accordance with DTC’s rules and procedures in addition to those provided for under the Indenture; provided, however, that if the Company is issuing certificated Notes pursuant to Section 2.1(6)(ii), the Company shall only be required to issue certificated Notes to the beneficial owners of the Notes who request certificated Notes.
(7)Certificated Notes. Except as provided in this Section 2.1 or Section 2.3, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive physical delivery of certificated Notes. The registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including DTC and Persons that may hold interests through DTC to take any action which a Holder is entitled to take under the Indenture or the Notes. In the event of transfer of a Restricted Global Note to the beneficial owners thereof in the form of certificated Notes, the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.
So long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require, transfers or exchanges of Notes in definitive form may be made by presenting and surrendering such Notes at, and obtaining new definitive Notes from, the office of a Singapore paying agent, to be appointed by the Issuer. Such Singapore paying agent will have the same duties and rights conferred to a Paying Agent. With respect to a partial transfer of a definitive Note, a new definitive Note in respect of the balance of the principal amount of the definitive Note that was not transferred will be delivered at the office of such Singapore paying agent. In the event that any Global Notes are exchanged for definitive Notes, announcement of such exchange shall be made through the Singapore Stock Exchange and such announcement shall include all material information with respect to the delivery of the definitive Notes.
2.2Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of U.S.$500,000,000 of the Company’s 7.500% Senior Notes due 2032, and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.12 of the Indenture, shall certify that such issuance is in compliance with Section 4.03 of the Indenture.

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2.3Global Notes.
(1)Any Global Note (i) shall represent, and shall be denominated in an aggregate amount equal to the aggregate principal amount of, all of the outstanding Notes of such series, (ii) shall be registered in the name of DTC or its nominee, (iii) shall be delivered by the Trustee to DTC or pursuant to DTC’s instruction and (iv) shall bear a legend substantially to the following effect:
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEFINITIVE NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
(2)The Global Notes initially shall (i) be registered in the name of DTC or its nominee, (ii) be delivered to the Trustee and/or the Registrar as custodian for DTC and (iii) bear legends as set forth above.
Members of, or participants in, DTC, Euroclear or Clearstream shall have no rights under the Indenture with respect to any Global Note held on their behalf by DTC or the Trustee as its custodian, or under the Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

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(3)Interests of beneficial owners in the Global Notes may only be transferred or exchanged for certificated Notes in accordance with the rules and procedures of DTC, Euroclear and Clearstream and the provisions of the Indenture, including this Appendix. In addition, certificated Notes shall be transferred to all beneficial owners, in exchange for their beneficial interests in Global Notes if (i) DTC is at any time unwilling or unable to continue as a Depositary for the Global Notes and a successor Depositary or clearing agency is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from a beneficial owner of Notes to issue its proportionate interest in the Global Note.
Transfers between participants in DTC shall be effected in accordance with DTC’s procedures, and shall be settled in same-day funds. Transfers between participants in Euroclear and Clearstream shall be effected in the ordinary way in accordance with their respective rules and operating procedures. Transactions settled through DTC shall settle on a T+2 basis. Transactions settled through Euroclear and Clearstream shall settle on a T+3 basis.
The Company expects that DTC shall take any action permitted to be taken by a Holder (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account the interest in a Global Note is credited and only in respect of such portion of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC may exchange the applicable Global Notes for certificated Notes which it shall distribute to its participants and which may bear the Restricted Notes Legend as set forth in Exhibit 1 to this Appendix.
Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, shall be effected through DTC in accordance with DTC’s rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions shall require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream shall, if the transaction meets its settlement requirements, deliver instructions to its common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the common depositaries for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC shall be credited, and any such crediting shall be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC shall be received with value on the settlement date of DTC but shall be available in the relevant Euroclear or Clearstream cash

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account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
(4)In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners pursuant to Section 2.3(3) the Registrar shall (if one or more definitive Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more definitive Notes of like tenor and principal amount of authorized denominations.
(5)Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other corresponding Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other corresponding Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interest in such other corresponding Global Note for as long as it remains such an interest.
(6)In connection with the transfer of Global Notes as an entirety to beneficial owners pursuant to Section 2.3(3), the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC, Euroclear or Clearstream in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount at maturity of definitive Notes of authorized denominations.
(7)Any definitive Note constituting a Restricted Note delivered in exchange for an interest in a Global Note pursuant to this Section 2.3 shall bear the Restricted Notes Legend set forth in Exhibit 1 to this Appendix.
(8)The registered Holder of any Global Note may grant proxies and otherwise authorize any person, including participants in DTC and persons that may hold interests through participants in DTC to take any action which a Holder is entitled to take under the Indenture or the Notes.
2.4Special Transfer Provisions.
The following provisions shall apply with respect to the Notes:
(1)Transfers to Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note or an Additional Note to any Non-U.S. Person:
(a)the Registrar shall register the transfer of any Note or any Additional Note, whether or not such Note bears the Restricted Notes Legend, if the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit 2 to this Appendix;
(b)if the proposed transferee is a participant in DTC and the Notes to be transferred consist of definitive Notes which after transfer are to be evidenced by an interest in a Regulation S Global Note upon receipt by the Registrar of (i) written instructions given in accordance with DTC’s and the Registrar’s procedures and (ii) the appropriate certificate, if any, required by Section 2.4(1)(a), together with any required legal opinions and certifications, the

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Registrar shall register the transfer and reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of definitive Notes to be transferred, and the Trustee and/or the Registrar shall cancel the definitive Notes so transferred or decrease the principal amount of such definitive Note, as the case may be;
(c)if the proposed transferor is a participant in DTC seeking to transfer an interest in a Global Note, upon receipt by the Registrar of (i) written instructions given in accordance with DTC’s and the Registrar’s procedures and (ii) the appropriate certificate, if any, required by Section 2.4(1)(a), together with any required legal opinions and certifications, the Registrar shall register the transfer and reflect on its books and records the date and (i) a decrease in the principal amount of the Global Note from which such interests are to be transferred in an amount equal to the principal amount of the Notes to be transferred and (ii) an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the Global Note to be transferred.
(2)Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of an Note or an Additional Note to a QIB (excluding Non-U.S. Persons):
(a)if the Note to be transferred consists of (i) a definitive Note, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has delivered to the Trustee a certificate substantially in the form set forth in Exhibit 3 to this Appendix or (ii) an interest in the Restricted Global Note, the transfer of such interest may be effected only through the book entry system maintained by DTC;
(b)if the Note to be transferred consists of a definitive Note, upon receipt by the Registrar of instructions given in accordance with DTC’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the definitive Note, to be transferred, and the Trustee shall cancel the definitive Note so transferred; and
(c)if the proposed transferor is a participant in DTC seeking to transfer an interest in a Global Note, upon receipt by the Registrar of written instructions given in accordance with DTC’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (i) a decrease in the principal amount of the Global Note from which interests are to be transferred in an amount equal to the principal amount of the Notes to be transferred and (ii) an increase in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the Global Note to be transferred.
(3)Restricted Notes Legend. Upon the registration of transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the registration of transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless either (i) the circumstances contemplated by Section 2.4(1)(a) exist, (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company, the Registrar and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the

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provisions of the Securities Act or (iii) such Note has been sold pursuant to an effective registration statement under the Securities Act.
(4)Notes Purchased by the Company. In order to insure the availability of Rule 144(k) under the Securities Act, all Notes which are purchased or otherwise acquired by the Company or any of their Affiliates may not be resold or otherwise transferred.
(5)Other Transfers. If a Holder proposes to transfer a Note constituting a Restricted Note pursuant to any exemption from the registration requirements of the Securities Act other than as provided for by Section 2.4(1), the Registrar shall only register such transfer or exchange if such transferor delivers an Opinion of Counsel reasonably satisfactory to the Company, the Registrar and the Trustee that such transfer is in compliance with the Securities Act and the terms of the Indenture; provided, however, that the Company may, based upon the opinion of its counsel, instruct the Registrar by an Issuer Order not to register such transfer in any case where the proposed transferee is not a QIB or a Non-U.S. Person.
(6)General. By its acceptance of any Note (or any beneficial interest in any Global Note) bearing the Restricted Notes Legend, each Holder of such a Note or holder of such beneficial interest acknowledges the restrictions on transfer of such Note set forth in the Indenture and in the Restricted Notes Legend and agrees that it will transfer such Note only as provided in the Indenture. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in the Indenture.
The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.4. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
(7)Transfers Prior to the Expiration of the Distribution Compliance Period. If the owner of an interest in a Regulation S Global Note wishes to transfer such interest (or any portion thereof) to a QIB pursuant to Rule 144A prior to the expiration of the Distribution Compliance Period thereof, upon receipt by the Registrar of (a) instructions from the Holder of the Regulation S Global Note directing the Registrar to credit or cause to be credited a beneficial interest in the Restricted Global Note equal to the principal amount of the beneficial interest in the Regulation S Global Note to be transferred, and (b) a certificate in the form of Exhibit 2 to this Appendix duly executed by the transferor, the Registrar, in accordance with the rules and procedures of DTC shall increase the Restricted Global Note and decrease the Regulation S Global Note by such amount in accordance with the foregoing.
2.5Cancellation or Adjustment of Global Note.
At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to DTC for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

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EXHIBIT 1
to
RULE 144A/REGULATION S APPENDIX
[FORM OF FACE OF NOTE]
[Global Notes Legend]
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEFINITIVE NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
[Restricted Notes Legend]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF ADECOAGRO S.A. (THE “COMPANY”) THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO THE COMPANY, (2) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) IN ACCORDANCE WITH RULE 144A, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER APPLICABLE JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES THAT IT SHALL NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.
THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ONLY AT THE OPTION OF THE COMPANY.
[Regulation S Notes Legend]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION.
THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE AFTER 40 DAYS BEGINNING ON AND INCLUDING THE LATER OF THE DATE ON WHICH THE NOTES ARE OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND (B) THE ISSUE DATE OF THE NOTES.”

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No. ________    U.S.$ _________
7.500% Senior Notes due 2032
CUSIP No. 144A: 00676L AC0/ Reg. S: L00849 AB2
ISIN No. 144A: US00676LAC00/ Reg. S: USL00849AB20
ADECOAGRO S.A., a joint stock corporation (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, promises to pay to _________, or its registered assigns, the principal sum [of _________ dollars][listed on the Schedule of Increases or Decreases in Global Note attached hereto]1 on July 29, 2032.
Interest Payment Dates: January 29 and July 29 of each year, commencing on January 29, 2026.
Record Dates: January 28 and July 28
Additional provisions of this Note are set forth on the other side of this Note.

1     If the Note is to be issued in global form, add the Schedule of Increases or Decreases in Global Note.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
ADECOAGRO S.A.
By:    _________________________________
Name:
Title:
Dated: July 29, 2025.

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TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
The Bank of New York Mellon
as Trustee, certifies
that this is one of
the Notes referred
to in the Indenture.
By    __________________________
Authorized Signatory
Dated: July 29, 2025

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[FORM OF REVERSE SIDE OF NOTE]
7.500% Senior Note due 2032
1.Interest
ADECOAGRO S.A., a joint stock corporation (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (such company, and its successors and assigns under the Indenture hereinafter referred to as the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
The Company will pay interest semi-annually on January 29 and July 29 of each year, commencing on January 29, 2026 to the Paying Agent, which shall in turn distribute the interest in accordance with the Indenture. The Notes shall bear interest at the rate per annum of 7.500% from July 29, 2025, the date of issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
2.Method of Payment
The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on January 28 and July 28 (each a “Record Date” whether or not such date is a Business Day) next preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, interest and Additional Amounts, if any, in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, interest and Additional Amounts, if any) will be made by wire transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a certificated Note (including principal, premium, interest and Additional Amounts, if any) at the office or agency of the Paying Agent or the Trustee, unless the Company elects to make such payments by mailing a check to the registered address of, or by wire transfer to, each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agents to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
If the Company elects to make payments directly to the Holders, payment shall be made by wire transfer or in the form of a check mailed to the address of each such Holder as it appears on the register maintained by the Registrar and Paying Agents. However, the final payment on any Note in definitive, fully registered form shall be made only upon presentation and surrender of such Note at the offices of the Paying Agents on the payment date.

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If the due date for any payment in respect of any Note is not a business day at the place in which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding business day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.
3.Registrar and Paying Agents
Initially, The Bank of New York Mellon will act as Paying Agent, Trustee and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any Restricted Subsidiary may act as Paying Agent, Registrar, co-registrar or Transfer Agent. So long as the Notes are listed on the Singapore Stock Exchange for trading on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, at least one paying agent in Singapore will be appointed and maintained where the Notes may be presented or surrendered for payment or redemption, in the event that the Global Note is exchanged for individual definitive Notes.
4.Indenture
The Company issued the Notes under an Indenture dated as of July 29, 2025 (the “Indenture”), among the Company, as issuer, Adeco Agropecuaria S.A., Pilagá S.A., L3N S.A., Adecoagro Vale do Ivinhema S.A. and Adecoagro Uruguay S.A., as subsidiary guarantors, and The Bank of New York Mellon, as the Trustee, Registrar, Paying Agent and transfer agent. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.
The Notes are general obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Notes pursuant to Section 2.12 of the Indenture. The Notes issued on the Issue Date, any Additional Notes and Notes issued in exchange therefor will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; issue or sell capital stock of subsidiaries; engage in transactions with Affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications.
To the extent of any conflict between the terms of the Notes and the Indenture, the applicable terms of the Indenture shall govern.
5.Optional Redemption; Notice of Redemption
Except as set forth below, the Company will not be entitled to redeem the Notes at its option.

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At any time prior to July 29, 2028, the Company will have the right, at its option, to redeem any of the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such Notes plus, the greater of (1) 1.00% of the then outstanding principal amount of the Notes, and (2) the excess, if any, of: (a) the present value at such redemption date of (i) the redemption price of the Notes at July 29, 2028 (such redemption price being set forth in the table below) plus (ii) all required interest payments thereon through July 29, 2028 (excluding accrued but unpaid interest to the redemption date), discounted to the redemption date on a semi- annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such redemption date plus 50 basis points, over (b) the then outstanding principal amount of the Notes (the “Make-Whole Amount”), plus, in each case, any accrued and unpaid interest (including Additional Amounts, if any) on the principal amount of the Notes to (but excluding) the date of redemption. Neither the Trustee nor the Paying Agent shall be responsible for calculating the redemption price.
On and after July 29, 2028, the Company may, at its option, redeem all of the Notes at any time or part of the Notes from time to time at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on July 29 of the years set forth below:

Period	Redemption Price
2028	103.750%
2029	101.875%
2030 and thereafter	100.000%

At any time prior to July 29, 2028, the Company may at its option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the outstanding Notes (including any Additional Notes) at a redemption price (expressed as a percentage of principal amount) of 107.500%, plus accrued and unpaid interest to, but excluding, the redemption date, with the Net Cash Proceeds from one or more Eligible Equity Offerings; provided, however, that:
(1)at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (including any Additional Notes); and
(2)the Company gives notice of such redemption not more than 90 days after the consummation of the related Eligible Equity Offering.
If the Company is redeeming less than all the Notes at any time, the Notes, if physical, will be selected on a pro rata basis or by lot, or, in the case of Global Notes, by in accordance with the depositary’s applicable procedures.

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The Company will redeem Notes of U.S.$1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Notice of such redemption to each Holder must be given in accordance with the provisions set forth in Section 3.02 of the Indenture not less than 10 days nor more than 60 days prior to the redemption date.
The Company shall give each notice to the Trustee provided for in Section 3.01 of the Indenture at least 3 Business Days before notice is sent to the Holders (unless a shorter period shall be acceptable to the Trustee). In the case of a redemption under Section 3.05 or Section 3.06 of the Indenture, such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions set forth in this Article 3 of the Indenture.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes.
6.Put Provisions
If a Change of Control Repurchase Event occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (in integral multiples of U.S.$1,000) of that Holder’s Notes pursuant to a Change of Control Offer (as defined below) on the terms set forth in the Indenture. No such purchase in part shall reduce the outstanding principal amount of the Notes held by any Holder to below U.S.$10,000. In the Change of Control Offer, the Company will offer a “Change of Control Payment” in U.S. dollars equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased, to the date of purchase (subject to the right of the Holders of record on the relevant Record Date to receive interest and Additional Amounts, if any, on the relevant Interest Payment Date).
7.Guarantee
The payment by the Company of the principal of, and premium and interest on, the Notes will be fully and unconditionally guaranteed on a joint and several basis by each Subsidiary Guarantor, if any, to the extent set forth in the Indenture.
8.Denominations; Transfer; Exchange

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The Notes shall be issued in registered form in denominations of U.S.$10,000 and integral multiples of U.S.$1,000 in excess thereof and shall be issued as one or more Global Notes. A Holder may transfer or exchange Notes in accordance with the Indenture. The Notes may be transferred, combined or divided without payment of any charge other than taxes or other governmental charges. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an Interest Payment Date.
9.Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes. Payment shall be made to the person in whose name a Note is registered at the close of business on the applicable record date.
10.Unclaimed Money
If money for the payment of principal, premium or interest or Additional Amounts, if any, remains unclaimed for two years, the Trustee or the relevant Paying Agent shall pay the money back to the Company at its request unless an applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or any Paying Agents for payment as general creditors.
11.Discharge; Defeasance
Subject to certain conditions set forth in Article 8 in the Indenture, the Company shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee cash or U.S. Government Obligations for the payment of principal and interest on the Notes upon redemption or maturity, as the case may be.
12.Amendment, Waiver
Subject to certain exceptions set forth in the Indenture, (a) the Indenture and the Notes may be amended without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, and (b) any default or noncompliance with any provisions may be waived, with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes.
Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors, if applicable, and the Trustee shall be entitled to amend the Indenture, the Notes or the Note Guarantees (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that uncertificated Notes are issued in registered form for purposes of Section 163(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (iii)

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to provide for the assumption of the Company or a Subsidiary Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable; (iv) to make any change (a) that would provide any additional rights or benefits to the Holders of Notes or (b) that would not adversely affect the legal rights under the Indenture of any such holder in any material respect; (v) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the section entitled “Description of the Notes” of the Offering Memorandum; (vi) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture; or (vii) to allow any existing Subsidiary Guarantor or a new Subsidiary Guarantor to execute a supplemental Indenture with respect to a Note Guarantee and/or a Note Guarantee with respect to the Notes.
13.Defaults and Remedies
Under the Indenture, Events of Default include (a) default for 30 days in payment of any interest or Additional Amounts on the Notes; (b) default in payment of principal of or premium, if any, on the Notes, upon optional redemption, upon required purchase, upon declaration of acceleration, or otherwise; (c) failure by the Company to comply with Section 5.01 of the Indenture; (d) failure by the Company or any of its Restricted Subsidiary to comply with other agreements in the Indenture and such non-compliance continues for a period of 60 consecutive days after written notice specifying such default or breach is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes; (e) certain accelerations of other Indebtedness of the Company; (f) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; (g) the Note Guarantees cease to be in full force and effect other than in accordance with the terms of the Indenture, or the Company or any Subsidiary Guarantor denies or disaffirms its obligations under the Notes; and (h) seizure, condemnation or other appropriation of all or substantially all of the assets and revenues of the Company and its Restricted Subsidiaries taken as a whole.
If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes, by written notice to the Company (and to the Trustee if notice is given by the Holders), may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interests of the Holders.
14.Trustee Dealings with the Company

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The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or their Affiliates and may otherwise deal with the Company or their Affiliates with the same rights it would have if it were not Trustee.
15.No Recourse Against Others
A director, officer, employee or shareholder, as such, of the Company or the Trustee, and a director, officer or employee of any Subsidiary of the Company, shall not have any liability for any obligations of the Company or any Subsidiary of the Company under the Notes or the Indenture or any Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
16.Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually or electronically signs the certificate of authentication.
17.Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
18.CUSIP Numbers and ISINs
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers or ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers or ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
19.Governing Law; Consent to Jurisdiction and Service of Process.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED
THEREBY. For the avoidance of doubt, articles 410-1 to 410-19 (both inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended, are excluded and shall not apply to this Note.
The Company has consented to the jurisdiction of the courts of the State of New York and the United States courts located in the Borough of Manhattan, New York City, New York

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with respect to any action that may be brought in connection with the Indenture or the Notes and has validly and effectively appointed Cogency Global Inc. as agent for service of process.
The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
Adecoagro S.A.
Fondo de la Legua 936,
B1640EDO, Martinez,
Provincia de Buenos Aires, Argentina
Attention: Mariano Bosch and Emilio Gnecco
Facsimile: +54 11 4836-8639

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[FORM OF] NOTATION ON NOTE RELATING TO NOTE GUARANTEE
For value received, by execution hereof, each of the undersigned hereby, and upon and as from acceptance of the Offer Letter, each of the Argentine Subsidiary Guarantors, unconditionally guarantees to the Holder of this Note, the cash payments in United States Dollars of principal and interest on this Note (and including Additional Amounts payable thereon, if any) in the amounts and at the times when due, together with interest on the overdue principal and interest, if any, on this Note, if lawful, and the payment or performance of all other obligations of the Company under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and conditions of this Note and the Indenture. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture, dated as of July 29, 2025 among the Company as issuer, Adeco Agropecuaria S.A., Pilagá S.A., L3N S.A., Adecoagro Vale do Ivinhema S.A. and Adecoagro Uruguay S.A., as subsidiary guarantors (the “Subsidiary Guarantors”), and The Bank of New York Mellon, as the Trustee, Registrar, Paying Agent and Transfer Agent.
Payments hereunder shall be made solely and exclusively in United States dollars.
The obligations of each of the undersigned and each of the Argentine Subsidiary Guarantors to the Holders and to the Trustee are expressly set forth in Article 10 of the Indenture and reference is hereby made to Article 10 of the Indenture for the precise terms thereof. This Note Guarantee constitutes a direct, general and unconditional obligation of the undersigned and the Argentine Subsidiary Guarantors which will at all times rank at least pari passu with all other present and future senior unsecured obligations of the undersigned and the Argentine Subsidiary Guarantors, except for such obligations as may be preferred by mandatory provisions of law.
IN WITNESS WHEREOF, the Company has caused this endorsement with respect to the U.S.$    7.500% Senior Notes Due 2032 of ADECOAGRO S.A. to be duly executed.
Dated:
[NAME OF SUBSIDIARY GUARANTOR]
By:    ___________________________________
Name:
Title:

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[FORM OF] ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date: ______________________________________	Your Signature: ____________________________________
(Sign exactly as your name appears on the other side of this Note)

1Signature guaranteed by:
By:
1     The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

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[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Note is U.S.$[_____]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

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[FORM OF] OPTION OF HOLDER TO ELECT PURCHASE
If you elect to have this Note purchased by the Issuer pursuant to Section 4.06 or Section 4.09 of the Indenture, check the appropriate box below:
If you elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 ☐ or Section 4.08 ☐ of the Indenture, state the amount (in minimum denominations of U.S.$10,000 and integral multiples of U.S.$1,000 in excess thereof) you elect to have purchased:
U.S.$

Dated:	Your Name: (Print your name exactly as it appears on the face of this Note)
Your Signature: (Sign exactly as your name appears on the face of this Note)
Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Note Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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EXHIBIT 2
to
RULE 144A/REGULATION S APPENDIX
FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
PURSUANT TO REGULATION S
[Date]
Adecoagro S.A.
Fondo de la Legua 936,
B1640EDO, Martinez,
Provincia de Buenos Aires, Argentina
Attention: Mariano Bosch and Emilio Gnecco
Facsimile: +54 11 4836-8639
The Bank of New York Mellon
240 Greenwich Street, 7E
New York, New York 10286
United States
Attention: Corporate Trust
Re:    ADECOAGRO S.A. (the “Issuer”)
7.500% Senior Notes due 2032 (the “Notes”)
CUSIP: L00849 AB2
ISIN: USL00849AB20
Ladies and Gentlemen:
In connection with our proposed transfer of U.S.$ aggregate principal amount of Notes, we confirm that such transfer has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(1)the offer of the Notes was not made to a person in the United States;
(2)either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
(3)no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

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(4)the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;
(5)we have advised the transferee of the transfer restrictions applicable to the Notes;
(6)if the circumstances set forth in Rule 904(c) under the Securities Act are applicable, we have complied with the additional conditions therein, including (if applicable) sending a confirmation or other notice stating that the Notes may be offered and sold during the restricted period specified in Rule 903(c)(2) or (3), as applicable, in accordance with the provisions of Regulation S; pursuant to registration of the Notes under the Securities Act; or pursuant to an available exemption from the registration requirements under the Securities Act; and
(7)if the sale is made during a restricted period and the provisions of Rule 903(c)(3) are applicable thereto, we confirm that such sale has been made in accordance with such provisions.
You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]
By:    __________________________
Authorized Signature
Signature Guarantee1:

1     Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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EXHIBIT 3
to
RULE 144A/REGULATION S APPENDIX
FORM OF TRANSFER CERTIFICATE FOR
TRANSFER OF RESTRICTED GLOBAL NOTE
BEARING A RESTRICTED NOTES LEGEND
[Date]
Adecoagro S.A.
Fondo de la Legua 936,
B1640EDO, Martinez,
Provincia de Buenos Aires, Argentina
Attention: Mariano Bosch and Emilio Gnecco
Facsimile: +54 11 4836-8639
The Bank of New York Mellon
240 Greenwich Street, 7E
New York, New York 10286
United States
Attention: Corporate Trust
Re:    ADECOAGRO S.A. (the “Issuer”)
7.500% Senior Notes due 2032 (the “Notes”)
CUSIP: 00676L AC0
ISIN: US00676LAC00

Ladies and Gentlemen:
Reference is hereby made to the Indenture dated as of July 29, 2025 in regard of the Notes among Adecoagro S.A., as issuer, Adeco Agropecuaria S.A., Pilagá S.A., L3N S.A., Adecoagro Vale do Ivinhema S.A. and Adecoagro Uruguay S.A., as subsidiary guarantors (the “Subsidiary Guarantors”), and The Bank of New York Mellon, as the Trustee, Registrar, Paying Agent and transfer agent. Capitalized terms used but not defined herein will have the meaning given them in the Indenture.
This letter relates to U.S.$    aggregate principal amount of the Notes which are held in the form of a beneficial interest in the Regulation S Global Note (CUSIP: L00849 AB2; ISIN: USL00849AB20) with DTC, Euroclear or Clearstream, as applicable in the name of the undersigned certificated form.

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The undersigned has requested transfer of such Notes to a Person who will take delivery thereof in the form of a beneficial interest in the Restricted Global Note (CUSIP: 00676L AC0; ISIN: US00676LAC00). In connection with such transfer, the undersigned does hereby confirm that such transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and on the Notes and pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended, and accordingly, the undersigned represents that:
1.the Notes are being transferred to a transferee that the undersigned reasonably believes is purchasing the Notes for its own account or one or more accounts with respect to which the transferee exercises sole investment discretion; and
2.the undersigned reasonably believes that transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.
[NAME OF TRANSFEROR]
By:    __________________________
Name:
Title:
Dated:_____________________
Signature Guarantee1:
1     Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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EXHIBIT A
Form of Additional Note Guarantee
THIS NOTE GUARANTEE, dated as of [ ], 20[ ] (this “Note Guarantee”), is made by the signatory hereto (the “Guarantor”) pursuant to Section 4.22 of that certain Indenture, dated as of July 29, 2025 (as amended, modified, extended, renewed, replaced, restated or supplemented from time to time, the “Indenture”), by and among Adecoagro S.A., as issuer, Adeco Agropecuaria S.A., Pilagá S.A., L3N S.A., Adecoagro Vale do Ivinhema S.A. and Adecoagro Uruguay S.A., as subsidiary guarantors (the “Subsidiary Guarantors”), and The Bank of New York Mellon, as the Trustee, Registrar, Paying Agent and Transfer Agent. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture.
Section 1.The Guarantor by its signature below acknowledges that it is a Subsidiary Guarantor under and as defined in the Indenture with the same force and effect as if originally named therein as a Subsidiary Guarantor and the Guarantor hereby agrees to all the terms and provisions of the Indenture applicable to it as a Subsidiary Guarantor. The terms of Article 10 of the Indenture are hereby incorporated by reference.
Section 2.The Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally with all current and subsequent Subsidiary Guarantors, if any, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture. Notwithstanding anything to the contrary in this Note Guarantee, the guarantee by this Guarantor hereunder will be limited to the amount of Indebtedness Incurred and outstanding.
Section 3.The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:
(a)any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;
(b)any modification or amendment of or supplement to the Indenture or any Note;
(c)any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;
(d)the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions;
provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

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(e)any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or any interest on any Note or any other amount payable by the Company under the Indenture; or
(f)any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantors’ obligations hereunder.
Section 4.The Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.
Section 5.The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.
Section 6.Upon making any payment with respect to any obligation of the Company under this Note Guarantee, the Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation; provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, if any, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.
Section 7.If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.
Section 8.Notwithstanding anything to the contrary in this Note Guarantee, the Guarantor and, by its acceptance of Notes, each Holder hereby confirms that it is the intention of all of them that the guarantee of the Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the laws of Argentina, the laws of Brazil, the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Note Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the laws of Argentina, the laws of Brazil, the U.S. Bankruptcy Code or any comparable provision of state law.
The Trustee, the Holders and the Guarantor further hereby irrevocably agree that the obligations of the Guarantor under this Note Guarantee are limited to the maximum amount that (1) would not render the Guarantor’s obligations subject to avoidance under applicable law,

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including applicable fraudulent conveyance laws or (2) would not result in a breach or violation by the Guarantor of any agreement to which the Guarantor is a party and entered into prior to the date that the Guarantor constituted a Significant Subsidiary.
Section 9.The Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of Section 10.01 of the Indenture and this Note Guarantee.
Section 10.The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under Section 10.01 of the Indenture or this Note Guarantee.
Section 11.This Note Guarantee will be binding upon the Guarantor and its successors and assigns and will inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party will automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.
Section 12.THIS NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 13.All communications and notices hereunder shall be in writing and given as provided in Section 12.01 of the Indenture. All communications and notices hereunder to the Guarantor shall be given to it in care of the Company at the address provided in Section 12.01 of the Indenture.
Section 14.In the event any one or more of the provisions contained in this Note Guarantee or in the Indenture should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 15.Delivery of an executed signature page to this Note Guarantee by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Note Guarantee.
Section 16.The rules of construction specified in Section 1.03 of the Indenture shall be applicable to this Note Guarantee.
Section 17.(a) The Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Note Guarantee, the Indenture or the Notes may be brought in the

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courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues.
(a)The Guarantor has validly and effectively appointed Cogency Global Inc., with offices on the date hereof at 122 East 42nd Street, 18th Floor, New York, New York 10168, as its authorized agent upon which process may be served in any action, suit or proceeding referred to in Section 17(a). If for any reason such agent hereunder shall cease to be available to act as such, the Guarantor agrees to designate a new agent in the Borough of Manhattan, New York City, New York on the terms and for the purposes of this Section 17. The Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Guarantor by serving a copy thereof upon the relevant agent for service of process referred to in this Section 17 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified air mail, postage prepaid, in care of the Company at its address specified in or designated pursuant to the Indenture. The Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Holders and the Trustee to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Guarantor or bring actions, suits or proceedings against the Guarantor in such other jurisdictions, and in such manner, as may be permitted by applicable law. The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Note Guarantee or the Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Note Guarantee to be duly executed and delivered by its proper and duly authorized officer as of the date first above written.
Guarantor:
[Name of Guarantor]
By:    _____________________________
Name:
Title:

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EXHIBIT B
Form of Offer Letter
July 29, 2025
Messrs.
Adeco Agropecuaria S.A.
Avenida Fondo de la Legua 936
B1640EDO, Martinez
Provincia de Buenos Aires, Argentina
Pilagá S.A.
Avenida Fondo de la Legua 936
B1640EDO, Martinez
Provincia de Buenos Aires, Argentina
L3N S.A.
Avenida Fondo de la Legua 936
B1640EDO Martínez
Provincia de Buenos Aires, Argentina
Ref.: Offer Letter No. ADECO01/2025. Adecoagro S.A. U.S.$500,000,000 7.500% Senior Notes due 2032.
Dear Sirs:
We make reference to that certain indenture dated July 29, 2025 by and among the Company, the Subsidiary Guarantors and the Trustee (the “Indenture”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
The undersigned, in the capacity described in the signature page hereof, hereby irrevocably offer (this “Offer No ADECO01/2025”) to Adeco Agropecuaria S.A., Pilagá S.A. and L3N S.A. (the “Argentine Subsidiary Guarantors”) to join and enter into the Indenture and agree to be bound by the terms thereof and the terms of the notation on the Notes relating to the Note Guarantees (the “Notation”), all on the terms and conditions set forth in the Indenture and the Notes attached hereto as Annex I (the “Terms and Conditions”).
This Offer No ADECO01/2025 shall be deemed accepted upon execution and delivery by the Argentine Subsidiary Guarantors to the Trustee, with copy to all the other parties undersigned below, of an acceptance letter substantially in the form attached hereto as Annex II not later than 6:00 p.m. (New York time) on July 29, 2025 (the “Acceptance Letter” and when such Acceptance Letter is duly executed and delivered, the “Acceptance”).

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Upon Acceptance of this Offer No ADECO01/2025, as provided in the immediately preceding paragraph, the Indenture and the Notation shall be binding upon and inure to the benefit of the parties thereof and its respective successors and assigns.
THIS OFFER NO ADECO01/2025 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO WITH RESPECT TO OR ARISING OUT OF THIS OFFER NO ADECO01/2025 SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, NEW YORK, AND EACH OF THE PARTIES HERETO (AND ANY ASSIGNS) HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE NON- EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN PERSONAM, GENERALLY AND UNCONDITIONALLY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING FOR ITSELF IN RESPECT OF ITS PROPERTIES, ASSETS AND REVENUES.
[signature page follows]

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Very truly yours,
ADECOAGRO S.A.
By:    _______________________________
Name:
Title:
Indenture
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ADECOAGRO VALE DO IVINHEMA S.A.
By:    _______________________________
Title:
Indenture
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ADECOAGRO URUGUAY S.A.
By:    _______________________________
Title:

Indenture
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THE BANK OF NEW YORK MELLON,
as Trustee, Registrar Transfer Agent and Paying Agent
By: _______________________________
Title:
Indenture
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ANNEX I
Terms and Conditions
[TO BE INSERTED AN EXECUTED COPY OF THE INDENTURE AND THE NOTATION]

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ANNEX II
Form of Acceptance
July 29, 2025
Messrs.
The Bank of New York Mellon, as Trustee
240 Greenwich Street, 7E
New York, New York 10286
United States
Attention: Corporate Trust
c/c
[ALL SIGNATORIES TO THE OFFER LETTER]
Ref.: Offer Letter N° ADECO01/2025. Adecoagro S.A. U.S.$500,000,000 7.500% Senior Notes due 2032.
Dear Sirs,
We accept the one and only Offer Letter N° ADECO01/2025 (attached hereto as Exhibit A) dated on July 29, 2025 and the terms and conditions attached to said offer.

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Best regards,
Adeco Agropecuaria S.A.
By
Name:
Title:

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Pilagá S.A.
By
Name:
Title:

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L3N S.A.
By
Name:
Title:

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